EXHIBIT 10.1
Conformed Copy
AGREEMENT AND PLAN OF MERGER
by and among
EMEDICINE.COM, INC.,
WEBMD HEALTH CORP.,
ME OMAHA, INC.,
AND
LILIAN SHACKELFORD MURRAY, AS STOCKHOLDERS’ REPRESENTATIVE
Dated as of January 17, 2006

Schedules:

4.1	Authorized Jurisdictions
4.3	Conflicts
4.4(a)	Capitalization
4.7(a)	Financial Statements
4.7(d)	Traffic
4.9	Revenue-Sharing Arrangements
4.10	Material Permits
4.12	Assets
4.14(a)	Leases
4.14(c)	Rental Payments
4.15(a)	Significant Customers and Suppliers
4.15(b)	Claims
4.15(c)	Customer Disputes
4.15(d)	Performance Obligations
4.16(a)	Material Contracts
4.16(b)	Related Party Contracts
4.16(c)	Third Party Consents
4.17	Governmental Consents
4.18(a)	Insurance
4.18(b)	Insurance Claims
4.19(a)	Severance Payments
4.19(c)	Employee Confidentiality Agreements
4.19(e)	Employee Compensation
4.19(h)	Citizenship
4.20(a)	Employee Benefit Plans
4.20(e)	Effect of Transaction on Benefit Plans
4.21	Compliance with Law
4.22	Litigation
4.23(a)	Intellectual Property Registrations
4.23(c)	Company Owned Intellectual Property
4.23(e)	Infringement by Company
4.23(f)	Infringement by Third Parties
4.23(g)	Licenses-out
4.23(h)	Company Licensed Intellectual Property
4.23(i)	Company Source Code
4.23(k)	Open Source Materials
4.23(l)	Joint Owners of Company Owned Intellectual Property
4.23(m)	Customer Offerings
4.23(o)	Registered Physicians
4.25(b)	Tax Returns
4.25(e)	Audits
4.25(j)	Taxable Income
4.25(p)	Notices/Communications
4.25(q)	No Section 83(b) Election
4.26	Absence of Changes
4.27	Bank Accounts

iv

Schedules:

4.32(a)	Site Content Agreements
4.32(b)	Site Content Compensation
4.32(c)	Articles
4.32(e)(i)	Update Review Process
6.11	Employee Benefits

v

Exhibits:

Exhibit A	Employment Agreements
Exhibit B	Net Working Capital as of December 31, 2004
Exhibit C	Principal Stockholders
Exhibit D	Certificate of Merger
Exhibit E	Escrow Agreement
Exhibit F	Form of Opinion of Winston & Strawn LLP
Exhibit G	Form of Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

vi

AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 17th day of January, 2006, by and among (i) WebMD Health Corp., a Delaware corporation (“Parent”); (ii) ME Omaha, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Newco”); (iii) eMedicine.com, Inc., a Delaware corporation (the “Company”); and (iv) Lilian Shackelford Murray, as Stockholders’ Representative.
RECITALS
          WHEREAS, the Company is engaged in the business of: (A) publishing medical and health-related content designed for use by physicians, other healthcare professionals and by consumers, distributed via public and access-restricted Internet websites, PDAs and offline methods; (B) selling and licensing such content to third parties; and/or (C) selling advertising, and obtaining sponsorship, grants or other support primarily from the pharmaceutical and medical device industries (the “Business”);
          WHEREAS, the respective Boards of Directors of Parent, Newco and the Company have approved this Agreement and the Merger (as defined below) on the terms and subject to the conditions set forth in this Agreement;
          WHEREAS, pursuant to the Merger, shares of Common Stock (as defined below) and Preferred Stock (as defined below) will be converted into the Common Stock Consideration (as defined below) and the Preferred Stock Consideration (as defined below), respectively, in the manner set forth herein;
          WHEREAS, contemporaneously herewith, each of the Persons listed on Exhibit A hereto have entered into employment agreements with the Company (collectively, the “Employment Agreements”) that will become effective as of the Closing (as defined below) provided the respective party thereto is still employed by the Company; and
          WHEREAS, contemporaneously herewith, each of the Principal Stockholders (as defined below) have entered into letter agreements with Parent as of the date hereof, whereby each such party has agreed to certain covenants with Parent.
          NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     Section 1.1 Defined Terms. Following is a list of the defined terms used in this Agreement and the section references where they are defined.
     “Accounts Receivable” has the meaning set forth in Section 4.9.

     “Adjustment Report” has the meaning set forth in Section 2.16(b).
     “Affiliate” has the meaning set forth in Section 11.13.
     “Agreed Amount” means part, but not all, of the Claimed Amount.
     “Agreement” has the meaning set forth in the first paragraph of this Agreement.
     “Arbitrator” has the meaning set forth in Section 8.6(e).
     “Assets” has the meaning set forth in Section 4.12.
     “Base Balance Sheet” has the meaning set forth in Section 4.7(a).
     “Benefit Arrangement” means any material benefit arrangement, obligation, custom, or practice of the Company to provide benefits, other than salary or under a Benefit Plan, as compensation for services rendered, to present or former directors, employees or independent contractors of the Company, including employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, sick leave, vacation pay, plant closing benefits, patent award programs, salary continuation for disability, consulting, or other compensation arrangements, workers’ compensation, retirement, deferred compensation, bonus, stock option or purchase plans or programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.
     “Benefit Plan” means an “employee benefit plan” as defined in ERISA Section 3(3) that is maintained by the Company, together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by that or another section or (ii) individually negotiated or applicable only to one person.
     “Books and Records” has the meaning set forth in Section 4.24.
     “Broker Fee” means all fees, costs and expenses of the Company incurred in connection with the Company’s engagement of Shattuck Hammond Partners LLC payable as of the Closing.
     “Business” has the meaning set forth in the Recitals.
     “Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York City, New York are permitted or required to be closed.
     “Buyer Indemnification Threshold” has the meaning set forth in Section 8.4(b).
     “Buyer Indemnified Party” has the meaning set forth in Section 8.1.

     “Certificate of Merger” has the meaning set forth in Section 2.3.
     “Certificates” means the outstanding certificates that immediately prior to the Effective Time represent shares of Common Stock or shares of Preferred Stock, as applicable.
     “Charter Documents” has the meaning set forth in Section 4.1.
     “Claim Notice” has the meaning set forth in Section 8.6(d).
     “Claimed Amount” means the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.
     “Claims” has the meaning set forth in Section 8.6.
     “Class A Common Stock” has the meaning set forth in Section 2.2(b)(i).
     “Class B Common Stock” has the meaning set forth in Section 2.2(b)(ii).
     “Closing” has the meaning set forth in Section 3.1.
     “Closing Date” has the meaning set forth in Section 3.1.
     “Closing NWC Deficiency Amount” means the amount (if any) by which $400,000 exceeds the amount of Net Working Capital of the Company as of the Closing Date, including all unpaid Company Transaction Expenses (as certified on the Schedule of Company Transaction Expenses), whether accrued on or after the Closing Date, as certified in the Statement of Closing NWC pursuant to Section 11.4.
     “Closing Payment” means (i) in the case of the Common Stock, the Common Stock Consideration, less a portion of the Escrow Amount as provided in Section 2.9, and (ii) in the case of the Preferred Stock, the Preferred Stock Consideration, less a portion of the Escrow Amount as provided in Section 2.9, in each case payable in cash.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commitments” has the meaning set forth in Section 4.23(p).
     “Common Escrow Percentage” means 78.260869565%.
     “Common Securityholders” means, collectively, all Common Stockholders and all Option Holders.
     “Common Stock” has the meaning set forth in Section 2.2(b)(ii).
     “Common Stock Consideration” means the Purchase Price plus the aggregate exercise price of the Options outstanding immediately prior to the Effective Time divided by the sum of (x) the number of shares of Common Stock outstanding immediately prior to the Effective Time plus (y) the number of shares of Common Stock issuable upon the exercise of all Options outstanding immediately prior to the Effective Time.

     “Common Stockholders” means the holders of Common Stock immediately prior to the Effective Time.
     “Company” has the meaning set forth in the first paragraph of this Agreement.
     “Company Equity Securities” means, collectively, the Options, the Common Stock and the Preferred Stock.
     “Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.
     “Company Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company by any third party.
     “Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company, in whole or in part.
     “Company Securityholders” means holders of Company Equity Securities immediately prior to the Effective Time.
     “Company Source Code” has the meaning set forth in Section 4.23(i).
     “Company Stock Plan” means the Option Plan and any other plan, program, agreement or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company.
     “Company Stockholders” means, collectively, the Common Stockholders and the Preferred Stockholders.
     “Company Transaction Expenses” has the meaning set forth in Section 11.4.
     “Consent Action of the Company Stockholders” has the meaning set forth in Section 6.1.
     “Contract” has the meaning set forth in Section 4.16(a)(i).
     “Customer Offerings” means (a) the products (including Software and Documentation) that the Company (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous three years, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future and (b) the services that the Company (i) currently provides or makes available to third parties, (ii) has provided or made available to third parties within the previous three years, or (iii) currently plans to provide or make available to third parties in the future. A true and complete list of all Customer Offerings is set forth in Schedule 4.23(m).
     “Damages” has the meaning set forth in Section 8.1(a).
     “Database” has the meaning set forth in Section 4.23(o).

     “DGCL” has the meaning set forth in Section 2.1.
     “Disclosure Schedule” has the meaning set forth in the preamble to Article IV.
     “Dispute” means the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.
     “Dissenting Shares” has the meaning set forth in Section 2.11(a).
     “Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.
     “Effective Time” has the meaning set forth in Section 2.3.
     “Employment Agreements” has the meaning set forth in the Recitals.
     “Enforceability Exceptions” has the meaning set forth in Section 4.2.
     “Environmental Law” means any Law designed to minimize, prevent, punish, or remedy the consequences of actions that may damage or threaten the soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource, or public health and safety.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor Law.
     “ERISA Affiliate” means any Person that, together with the Company, would be or was at any time treated as a single employer under Sections 414 (b) or (c) of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.
     “Escrow Agent” has the meaning set forth in Section 2.9(a).
     “Escrow Agreement” has the meaning set forth in Section 2.9(a).
     “Escrow Amount” has the meaning set forth in Section 2.9(a).
     “Excluded Warranty Claims” has the meaning set forth in Section 8.4(c).
     “Final Closing NWC” has the meaning set forth in Section 2.16(a).
     “Financial Statements” has the meaning set forth in Section 4.7(a).

     “Funded Indebtedness” means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums payable as of such date if such principal and interest is paid in full as of such date) arising under any obligations of the Company consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (other than trade payables and accrued expenses arising in the ordinary course of business but including all seller notes and “earn-out” payments), (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) obligations under any interest rate, currency or other hedging agreements, (iv) obligations under conditional sale or other title retention agreements related to property purchased by the Company (other than accounts payable and accrued expenses incurred in the ordinary course of business), (v) all obligations under capitalized leases, and (vi) all obligations of any Person other than the Company secured by any Lien on property or assets owned by the Company, whether or not the obligations secured thereby have been assumed by the Company, in each case, as of such date, excluding any undrawn letters of credit. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any obligations under operating leases.
     “GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement.
     “Governmental Authority” has the meaning set forth in Section 4.10.
     “Governmental Consents” has the meaning set forth in Section 4.17.
     “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
     “Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, mold, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance which is regulated by any Environmental Law.
     “Healthcare Laws” has the meaning set forth in Section 4.30(a).
     “HIPAA” has the meaning set forth in Section 4.29(a).
     “HIPAA Commitments” has the meaning set forth in Section 4.29(a).
     “Income Taxes” means any Taxes imposed on, or measured by, net income, together with any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with such Taxes.
     “Indemnified Party” has the meaning set forth in Section 8.6(a).

     “Indemnifying Party” has the meaning set forth in Section 8.6(a).
     “Independent Auditor” has the meaning set forth in Section 2.16(c).
     “Intellectual Property” means the following subsisting throughout the world:
     (a) patents, patent applications, utility models and design registrations, certificates of invention (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations) (collectively, “Patent Rights”);
     (b) registered trademarks and service marks, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing (“Trademark Registrations”), common law trademarks and service marks and trade dress, and all goodwill in the foregoing;
     (c) copyrights, data and database rights and registrations and applications for registration thereof, including moral rights of authors;
     (d) mask works and registrations and applications for registration thereof;
     (e) inventions, invention disclosures, statutory invention registrations, designs, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and
     (f) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).
     “Intellectual Property Registrations” means Patent Rights, Trademark Registrations, registered copyrights and mask work registrations.
     “Internal Controls” has the meaning set forth in Section 4.7(a).
     “Internal Systems” means the Software and Documentation, and the computer, communications and network systems (both desktop and enterprise-wide), used by the Company in its business or operations or to develop, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or hosted at a third party site. All Internal Systems (other than third party off-the-shelf hardware or software) that are material to the business of the Company are listed and described in Schedule 4.23(c).
     “IRS” has the meaning set forth in Section 4.20(b).
     “Knowledge of the Company” means the actual knowledge of any of Jonathan Adler, Julie Bohlen, Jeffrey Berezin or Laz Cabañas.

     “Law” has the meaning set forth in Section 4.1.
     “Lease” has the meaning set forth in Section 4.14.
     “Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
     “Legal Proceeding” has the meaning set forth in Section 8.6(b)(i).
     “Liability” has the meaning set forth in Section 4.8.
     “Lien” means any adverse claim, mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemption, conversion, put, call or other claim or right, restriction on transfer, or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets), any conditional sale or other title retention agreement and any financing lease involving substantially the same economic effect as any of the foregoing.
     “Material Adverse Effect” has the meaning set forth in Section 4.1.
     “Material Contracts” has the meaning set forth in Section 4.16(a).
     “Material Permit” has the meaning set forth in Section 4.10.
     “Merger” has the meaning set forth in Section 2.1.
     “Merger Consideration” means the payments to which Company Securityholders are entitled pursuant to Section 2.8 and Section 2.12, as applicable.
     “Most Recent Balance Sheet Date” means November 30, 2005.
     “Most Recent Financial Statements” has the meaning set forth in Section 4.7(a).
     “Net Working Capital” means, as of any date:
(I)(A) accounts receivable (net of reserves for doubtful accounts), plus (B) unbilled accounts receivable, plus (C) cash and cash equivalents, plus (D) cost and estimated gross profit in excess of billings on uncompleted contracts, plus (E) prepaid expenses minus
(II)(A) accounts payable and accrued expenses, plus (B) unearned revenues, plus (C) billings in excess of cost and estimated gross profit on uncompleted contracts,

plus (D) any other current liabilities of the Company, including unpaid Company Transaction Expenses, in each case, of the Company, as of such date (other than the unpaid Company Transaction Expenses which shall be included in such calculation regardless of whether actually incurred or accrued as of such date), as determined in accordance with GAAP and (A) using the same accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used by the Company in preparing the Net Working Capital as of December 31, 2004, which is attached as Exhibit B hereto, and (B) without giving effect to the transactions contemplated by this Agreement.
     “Newco” has the meaning set forth in the first paragraph of this Agreement.
     “Open Source Materials” has the meaning set forth in Section 4.23(k).
     “Option” has the meaning set forth in Section 2.12(a).
     “Option Consideration” means with respect to any Option the amount, if any, by which the Common Stock Consideration exceeds the exercise price for each share of Common Stock issuable upon exercise of the Option.
     “Option Holder” has the meaning set forth in Section 2.12(a).
     “Option Plan” means the eMedicine.com, Inc. Stock Incentive Plan, as amended.
     “Ordinary Course of Business” means the ordinary course of business consistent with past practice (including with respect to frequency and amount).
     “Page View” has the meaning as defined by the applicable version of WebTrends in use by the Company during the applicable period.
     “Parent” has the meaning set forth in the first paragraph of this Agreement.
     “Parent Common Stock” has the meaning set forth in Section 6.12.
     “Parent Material Adverse Effect” has the meaning set forth in Section 5.1.
     “Parent Plans” has the meaning set forth in Section 6.11.
     “Parent Stock Plan” has the meaning set forth in Section 6.12.
     “Patent Applications” has the meaning set forth in Section 4.23(b).
     “Patent Rights” has the meaning set forth in the definition of “Intellectual Property.”
     “Performance Obligations” has the meaning set forth in Section 4.15(d).
     “Permit” has the meaning set forth in Section 4.10.

     “Permitted Liens” means those certain Liens: (a) for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith through appropriate proceedings, (b) landlord’s, mechanic’s, materialmen’s and similar Liens incurred in the ordinary course of business for obligations which are not yet due and payable, (c) other Liens, not relating to borrowed money, on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, and (d) Liens in respect of pledges or deposits under workers’ compensation laws.
     “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, Governmental Authority or other entity, enterprise, authority or business organization.
     “Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) in the case of any Tax period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.
     “Preferred Escrow Percentage” means 21.739130434%.
     “Preferred Stock” has the meaning set forth in Section 2.2(b)(iii).
     “Preferred Stock Consideration” means, with respect to the Preferred Stock, $2.64 per share.
     “Preferred Stockholders” means the holders of Preferred Stock immediately prior to the Effective Time.
     “Principal Stockholders” means, collectively, the Company Securityholders listed on Exhibit C hereto.
     “Purchase Price” means $25,500,000, less the aggregate Preferred Stock Consideration payable on all shares of Preferred Stock outstanding immediately prior to (and not converted upon) the Effective Time, less the Closing NWC Deficiency Amount (if any), and less Funded Indebtedness (if any).
     “Reconciliation” has the meaning set forth in Section 2.16(a).
     “Registered Physicians” has the meaning set forth in Section 4.23(o).
     “Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, appearing and the like into or upon any land, building, surface, subsurface or water or air or otherwise entering into the environment.
     “Release Date” means the earlier of (i) the date of filing of the Form 10-K containing the audited financial statements for Parent’s fiscal year 2006 and (ii) March 15, 2007.

     “Response” means a written response containing the information provided for in Section 8.6(d).
     “Restricted Stock” has the meaning set forth in Section 2.8(e).
     “Schedule of Company Transaction Expenses” has the meaning set forth in Section 11.4.
     “Site Content” means all of the health, medical and pharmaceutical information and other Intellectual Property displayed or available on the Sites.
     “Site Content Agreements” has the meaning set forth in Section 4.32(a).
     “Sites” means the following Internet websites: www.emedicine.com, www.emedicinehealth.com and www.imedicine.com.
     “Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.
     “Statement of Closing NWC” has the meaning set forth in Section 11.4.
     “Stockholder Indemnification Threshold” has the meaning set forth in Section 8.4(a).
     “Stockholder Indemnified Party” has the meaning set forth in Section 8.2.
     “Stockholders’ Representative” has the meaning set forth in Section 10.1(a).
     “Surviving Corporation” has the meaning set forth in Section 2.1.
     “Tax Returns” has the meaning set forth in Section 4.25(a).
     “Taxes” has the meaning set forth in Section 4.25(a).
     “Termination Date” has the meaning set forth in Section 9.1(b).
     “Third Party Action” has the meaning set forth in Section 8.6(a).
     “Third Party Consents” has the meaning set forth in Section 4.16(c).
     “Trademark Registrations” has the meaning set forth in the definition of “Intellectual Property.”
     “Trading Partners” has the meaning set forth in Section 4.30(c).
     “Transaction Expense” has the meaning set forth in Section 11.4.
     “Unaudited Annual Financial Statements” has the meaning set forth in Section 4.7(a).

     “Unique Visitor” has the meaning as defined by the applicable version of WebTrends in use by the Company during the applicable period.
     “U.S. Registered Physicians” has the meaning set forth in Section 4.23(o).
     “Visit” has the meaning as defined by the applicable version of WebTrends in use by the Company during the applicable period.
     “WARN Act” has the meaning set forth in Section 4.19(g).
ARTICLE II
THE MERGER
     Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Newco shall, pursuant to the provisions of the Delaware General Corporation Law (as amended from time to time, the “DGCL”), be merged with and into the Company (the “Merger”), and the separate corporate existence of Newco shall thereupon cease in accordance with the provisions of the DGCL. The Company shall be the surviving corporation in the Merger and shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the DGCL. The separate corporate existence of the Company with all its rights, privileges, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL. From and after the Effective Time, the Company is sometimes referred to herein as the “Surviving Corporation.”
     Section 2.2 Outstanding Shares.
          (a) As of the date hereof, the number of issued and outstanding shares of capital stock of Newco is 1,000 shares of common stock.
          (b) As of the date hereof, the number of issued and outstanding shares of capital stock of the Company is as follows:
               (i) 31,407,540 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”);
               (ii) 1,930,000 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”); and
               (iii) 6,250,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”).
     Section 2.3 Certificate of Merger. On the Closing Date, the parties hereto shall cause a certificate of merger substantially in the form attached hereto as Exhibit D (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL to be properly executed and filed and shall make all other filings or recordings required under the DGCL. The

Merger shall be effective at the time and on the date of the filing of the Certificate of Merger in accordance with the DGCL, which filing shall occur on the Closing Date (the “Effective Time”).
     Section 2.4 Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be amended as of the Effective Time in the manner set forth in the Certificate of Merger. Such amended certificate of incorporation of the Surviving Corporation shall continue in full force and effect until further amended in the manner prescribed by the relevant provisions of the DGCL.
     Section 2.5 By-laws. The by-laws of Newco, substantially in the form previously provided to the Company (but otherwise in form and substance satisfactory to Newco) in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with applicable Law.
     Section 2.6 Officers. The officers of Newco immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will hold office until their successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or by-laws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.
     Section 2.7 Directors. The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will serve until their successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or by-laws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.
     Section 2.8 Conversion of Shares.
          (a) Conversion of Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held in the Company’s treasury and (ii) Dissenting Shares) shall be canceled and converted into the right to receive the Common Stock Consideration, payable in cash to the holder thereof, without interest thereon. Such Common Stock Consideration will be payable to the respective holder upon surrender of the Certificate(s) formerly representing such share(s), except as provided in Section 2.9.
          (b) Conversion of Preferred Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held in the Company’s treasury and (ii) Dissenting Shares) shall be canceled and converted into the right to receive the Preferred Stock Consideration, payable in cash to the holder thereof, without interest thereon. Such Preferred Stock Consideration will be payable to the respective holder upon surrender of the Certificate(s) formerly representing such share(s), except as provided in Section 2.9.
          (c) Treasury Shares. Each share of Common Stock or Preferred Stock held in the treasury of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be canceled, retired and cease to exist as of the Effective Time and no payment shall be made with respect thereto.
          (d) Newco Shares. As of the Effective Time, each share of capital stock of Newco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Newco or any other party hereto, be converted on a one-for-one basis into shares of the corresponding class of capital stock of the Surviving Corporation.
          (e) Treatment of Restricted Stock. As of the Effective Time, all Common Stock awarded or issued pursuant to a restricted stock award agreement, either pursuant to the Option Plan or otherwise (the “Restricted Stock”), shall be deemed vested and shall be treated, for all purposes of this Agreement, in the same manner as such shares would be treated if they were not subject to any restricted stock award agreement that applied to the Restricted Stock or the Option Plan, subject to any applicable withholding Taxes.
          (f) Holders of Certificates. From and after the Effective Time, the holders of Certificates (other than Certificates representing Dissenting Shares) shall cease to have any rights with respect to such Certificates, except the right to receive the Common Stock Consideration or the Preferred Stock Consideration, as applicable, with respect to each of the shares represented thereby.
          (g) Payment of Merger Consideration. On or following the Effective Time, Parent shall make the following remittances: (i) the Closing Payment to each of the Common Stockholders and Preferred Stockholders in accordance with the exchange procedures in Section 2.10 (subject to any necessary Tax withholdings); (ii) the Escrow Amount to the Escrow Agent pursuant to Section 2.9; (iii) the aggregate Option Consideration to the Surviving Corporation for payment by the Surviving Corporation to each Option Holder pursuant to Section 2.12; and (iv) the Broker Fee to Shattuck Hammond Partners LLC pursuant to Section 11.4. Prior to the Effective Time, the Company shall provide written instructions to Parent detailing (x) the Closing Payments and payments of Option Consideration to be made to each of the Company Securityholders and (y) the amount of the Broker Fee. Parent may conclusively rely upon the written instructions of the Company delivered pursuant to the preceding sentence.
     Section 2.9 Escrow.
          (a) At the Closing, Parent shall hold back and retain from any payments to be made to the Company Securityholders, pursuant to Section 2.8(a), Section 2.8(b) and Section 2.12, an aggregate amount equal to $2,550,000 (the “Escrow Amount”) as a source for effecting the payment and discharge of any indemnification obligations of the Company Securityholders to the Buyer Indemnified Parties as set forth in Section 8.1 hereof. The Escrow Amount shall be deposited into an escrow account, and shall be payable, less any pending or paid indemnification claims asserted pursuant to Section 8.6 on or prior to such date, on the Release Date pursuant to the terms of an escrow agreement (the “Escrow Agreement”), which Escrow Agreement (x) shall be entered into on the Closing Date among Parent, the Stockholders’ Representative and an escrow agent to be mutually agreed upon between Parent and the

Stockholders’ Representative (the “Escrow Agent”) and (y) shall be substantially in the form of Exhibit E attached hereto.
          (b) The adoption of this Agreement and the approval of the Merger by the Company Securityholders shall constitute approval of the Escrow Agreement and all of the arrangements relating thereto, including the placement of the Escrow Amount in escrow.
          (c) Each Company Securityholder shall share pro rata in the Escrow Amount as set forth in this Section 2.9(c). Each Closing Payment to be made to the Common Securityholders (other than with respect to Dissenting Shares) pursuant to Section 2.8(a), and each payment of Option Consideration to be made to the Option Holders pursuant to Section 2.12(a), shall be reduced by an amount equal to the product of (i) the number of shares of Common Stock and/or the number of shares of Common Stock underlying the Options held by such holder immediately prior to the Effective Time multiplied by (ii) the Escrow Amount multiplied by (iii) the Common Escrow Percentage, divided by the sum of the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time and the aggregate number of shares of Common Stock underlying the Options outstanding immediately prior to the Effective Time (including any shares of Common Stock issuable upon the exercise of Options exercised immediately prior to the Closing or Preferred Stock converted immediately prior to the Closing). Each Closing Payment to be made to the Preferred Stockholders (other than with respect to Dissenting Shares) pursuant to Section 2.8(b) shall be reduced by an amount equal to the product of (i) the number of shares of Preferred Stock held by such holder immediately prior to the Effective Time multiplied by (ii) the Escrow Amount multiplied by (iii) the Preferred Escrow Percentage, divided by the aggregate number of shares of Preferred Stock outstanding immediately prior to the Effective Time.
          (d) Each disbursement of the Escrow Amount to Company Securityholders pursuant to the terms of the Escrow Agreement shall be paid (i) to each Common Securityholder (other than with respect to Dissenting Shares) in an amount equal to the product of (A) the number of shares of Common Stock and/or the number of shares of Common Stock underlying the Options held by such holder immediately prior to the Effective Time multiplied by (B) the amount of such disbursement multiplied by (C) the Common Escrow Percentage, divided by the sum of the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time and the aggregate number of shares of Common Stock underlying the Options outstanding immediately prior to the Effective Time (including any shares of Common Stock issuable upon the exercise of Options exercised immediately prior to the Closing or Preferred Stock converted immediately prior to the Closing), and (ii) to each Preferred Stockholder (other than with respect to Dissenting Shares) in an amount equal to the product of (A) the number of shares of Preferred Stock held by such holder immediately prior to the Effective Time multiplied by (B) the amount of such disbursement multiplied by (C) the Preferred Escrow Percentage, divided by the aggregate number of shares of Preferred Stock outstanding immediately prior to the Effective Time.
     Section 2.10 Exchange of Certificates.
          (a) The Company has mailed or otherwise delivered to each record holder of any Certificates a form of letter of transmittal for return to the Company (which specifies that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Company) and instructions for use in effecting the surrender of the Certificates and payment therefor. At any time on or after the Effective Time, upon surrender to the Surviving Corporation of any Certificates (other than Certificates representing Dissenting Shares), together with such duly executed letter of transmittal, the holder of each such Certificate shall receive from Parent immediately thereafter in exchange for each share of Common Stock or Preferred Stock, as applicable, evidenced thereby, the Closing Payment to which such holder is entitled pursuant to Section 2.8, without interest. Each Certificate surrendered pursuant to this Section 2.10(a) shall be canceled. If payment or delivery is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.10, each Certificate (other than Certificates canceled pursuant to Section 2.8(c) and Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the Merger Consideration in the form provided for by this Agreement, without interest. Except as provided herein, all cash paid upon surrender of the Certificates in accordance with this Section 2.10 shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Common Stock or Preferred Stock represented thereby.
          (b) In the event that any Certificate (other than any Certificate representing Dissenting Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the registered holder of such lost, stolen or destroyed Certificate in form and substance acceptable to Parent (if such affidavit is accepted before the Effective Time) or the Surviving Corporation (if such affidavit is accepted after the Effective Time), Parent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration in respect thereof in the manner set forth in Section 2.8.
          (c) If Certificates are not surrendered prior to the date that is three (3) years after the Effective Time, unclaimed amounts (including interest thereon) of Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation and may be commingled with the general funds of the Surviving Corporation, free and clear of all claims or interest. Notwithstanding the foregoing, any stockholders of the Company who have not theretofore complied with the provisions of this Section 2.10(c) shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment for their claims in the form and amounts to which such stockholders are entitled.
          (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock or Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (other than Certificates representing Dissenting Shares) are presented to the

Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration, as applicable, as provided for, and in accordance with, the provisions of this Section 2.10.
     Section 2.11 Dissenting Shares.
          (a) Each share of Common Stock and Preferred Stock issued and outstanding immediately prior to the Effective Time held by stockholders who shall have properly exercised their appraisal rights with respect thereto under Section 262 of the DGCL (such shares, collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration pursuant to the Merger, but shall be entitled to receive payment of the appraised value of such shares in accordance with the provisions of Section 262 of the DGCL, except that each Dissenting Share held by a stockholder who shall thereafter withdraw his or her demand for appraisal or shall fail to perfect his or her right to such payment as provided in such Section 262 shall be deemed to be converted, as of the Effective Time, into the right to receive the Merger Consideration in the form such holder otherwise would have been entitled to receive as a result of the Merger.
          (b) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Common Stock or Preferred Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of shares of Common Stock or Preferred Stock or offer to settle or settle any such demands.
     Section 2.12 Options and Warrants.
          (a) Prior to the Effective Time, the Company shall obtain a consent, in a form reasonably satisfactory to Parent, from each holder (each, an “Option Holder”) of an option or similar right to purchase Common Stock (each, an “Option”) providing for a termination of such Option effective as of the Effective Time, in exchange for the payment by Parent (via the Surviving Corporation) (subject to the provisions of Section 2.9) of the Option Consideration; provided, that the applicable Option Consideration shall be reduced by any applicable withholding Taxes; and provided further that the Company shall exercise its “drag-along” rights under the Option Plan with respect to any Option Holder from which a consent is not obtained. At the Effective Time, with respect to each Option, Parent only shall deposit with the Surviving Corporation, for payment by the Surviving Corporation to each Option Holder, an amount equal to (A) the Option Consideration due pursuant to this Section 2.12(a) minus (B) an amount equal to the pro rata share of the Escrow Amount represented by such Option as provided in Section 2.9.
          (b) The Company shall terminate all Company Stock Plans immediately prior to the Effective Time.
     Section 2.13 Withholding Taxes. Notwithstanding any other provision in this Agreement, Parent, Newco, the Company and the Surviving Corporation shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by law and to collect any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from any Company Securityholder and any other recipient of any payment hereunder. To the extent that amounts are so withheld and paid to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Company Securityholder or other recipient of payment in respect of which such deduction and withholding was made.
     Section 2.14 FIRPTA. On or prior to the Closing, the Company shall deliver to Parent (a) a statement certifying that the Common Stock and Preferred Stock are not “U.S. real property interests” and (b) a notice addressed to the Internal Revenue Service as described in Treasury Regulation Section 1.897-7(h)(2), both in accordance with Treasury Regulations under Sections 897 and 1445 of the Code and in a form reasonably acceptable to Parent. The Company authorizes Parent to, and acknowledges that Parent shall, file the notification and statement with the Internal Revenue Service on behalf of the Company. If Parent does not receive the statement and/or notice described above on or before the Closing Date, Parent, Newco, the Company or the Surviving Corporation shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.
     Section 2.15 280G. Prior to the Closing Date, the Company shall request that each “disqualified individual” (as defined in Section 280G(c) of the Code) waive his or her right to any and all payments or other benefits that would be deemed “parachute payments” under Section 280G(b) of the Code. Prior to the Closing Date, the Company shall submit to a stockholder vote the right of any “disqualified individual” to receive any and all payments that were actually waived, in a manner that satisfies the stockholder approval requirements for the small business exemption of Section 280G(b)(5) of the Code and any regulations (including proposed regulations) promulgated thereunder, including providing adequate disclosure to all stockholders of the Company of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and any regulations (including proposed regulations) promulgated thereunder.
     Section 2.16 Net Working Capital.
     (a) Parent has received the Statement of Closing NWC from the Company pursuant to Section 11.4. Parent shall prepare and deliver to the Company within ten (10) days after the Closing Date either (i) a written acknowledgment accepting the Statement of Closing NWC or (ii)(A) a calculation of Net Working Capital (the “Final Closing NWC”) as of the Closing Date and (B) a reconciliation of the Statement of Closing NWC to the Final Closing NWC calculation, together with all supporting documentation and computations (collectively, the “Reconciliation”). If Parent fails to deliver such acknowledgment or reconciliation to the Company within such 10-day period, Parent shall be deemed to have accepted and agreed to the Statement of Closing NWC as delivered pursuant to Section 11.4. Each party shall promptly make available to the other all personnel, books, records and documents reasonably requested by the other party for purposes of their review of the Statement of Closing NWC and Parent’s calculation of the Final Closing NWC.

     (b) Within ten (10) days after the Final Closing NWC and the Reconciliation are delivered to the Company pursuant to Section 2.16(a), the Company shall deliver to Parent either (i) a written acknowledgment accepting the Final Closing NWC or (B) a written report setting forth in reasonable detail any proposed adjustments to the Final Closing NWC (the “Adjustment Report”). If the Company fails to deliver such acknowledgment or report to Parent within such 10-day period, the Company shall be deemed to have accepted and agreed to the Final Closing NWC as delivered pursuant to Section 2.16(a).
     (c) In the event that the Company and Parent fail to agree on all of the Company’s proposed adjustments set forth in the Adjustment Report within ten (10) days after Parent receives the Adjustment Report, the Company and Parent agree that an accounting firm mutually acceptable to the Company and Parent (the “Independent Auditor”) shall, within the 20-day period immediately following such 10-day period, make the final determination of the Final Closing NWC. Within five (5) days after the beginning of such 20-day period, Parent and the Company each shall provide the Independent Auditor with their respective versions of the Final Closing NWC calculations, together with all supporting documentation, and shall, within three (3) days following any request by the Independent Auditor, provide the Independent Auditor with any working papers, calculations, supporting documentation or additional information that the Independent Auditor may request. The Independent Auditor shall determine the Final Closing NWC. The decision of the Independent Auditor shall be final and binding on the Company and Parent. The fees, costs and expenses of the Independent Auditor shall be paid by the party whose determination of the Final Closing NWC is, in the aggregate, furthest from the determination of the same by the Independent Auditor; provided that if such party’s determination is within 10% of the Independent Auditor’s determination, such fees, costs and expenses shall be shared equally by the Company and Parent; provided further that any fees, costs and expenses ultimately to be borne by the Company shall be treated for purposes of this Agreement as a Company Transaction Expense.
ARTICLE III
CLOSING
     Section 3.1 Closing. The consummation of the transactions contemplated pursuant to this Agreement (the “Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 1899 Pennsylvania Avenue, NW, Washington, DC 20006, on the date hereof. “Closing Date” means the date on which the Closing occurs.
     Section 3.2 Closing Deliveries.
          (a) Deliveries by the Company and the Stockholders’ Representative. Upon the terms and subject to the conditions contained herein, the Company and the Stockholders’ Representative, as applicable, shall deliver to Parent at the Closing the following documents in form and substance reasonably acceptable to Parent:
               (i) true and complete copies of the Charter Documents of the Company, as in effect on the Closing Date, certified by an appropriate authority of the State of Delaware, as applicable;

               (ii) a certified copy of the resolutions of the Company’s Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby;
               (iii) a certified copy of the resolutions of the stockholders of the Company adopting and approving this Agreement, and any other schedule, agreement, certificate or other document delivered by or on behalf of the Company in connection with this Agreement, to the extent required to be approved, and the transactions contemplated hereby and thereby;
               (iv) certificates issued by an appropriate authority of the State of Delaware and each other jurisdiction in which the Company is qualified to do business certifying as of a date no more than seven (7) days prior to the Closing Date that the Company is in good standing under the laws of such jurisdiction;
               (v) the certification required by Section 2.14;
               (vi) the Schedule of Company Transaction Expenses and the Statement of Closing NWC, each certified by the President of the Company in accordance with the provisions of Section 11.4;
               (vii) letters duly executed by each officer and director of the Company resigning from each such position;
               (viii) written consents executed by each holder of an Option pursuant to Section 2.12 agreeing to the cancellation of any Option that has not been exercised in full in exchange for the Option Consideration;
               (ix) the Escrow Agreement duly executed by the Stockholders’ Representative; and
               (x) a legal opinion from Winston & Strawn LLP, counsel to the Company, in substantially the form attached hereto as Exhibit F, addressed to Parent and dated as of the Closing Date.
          (b) Deliveries by Parent and Newco. Upon the terms and subject to the conditions contained herein, Parent and Newco shall deliver to the Company at the Closing the following documents in form and substance reasonably acceptable to the Company:
               (i) certified copies of the resolutions of the board of directors of each of Parent and Newco authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby;
               (ii) certified copies of the resolutions of the sole stockholder of Newco adopting and approving this Agreement, the Merger and the transactions contemplated hereby;
               (iii) the Escrow Agreement duly executed by Parent; and

               (iv) a legal opinion from Wilmer Cutler Pickering Hale and Dorr LLP, counsel to Parent, in substantially the form attached hereto as Exhibit G, addressed to the Company and dated as of the Closing Date.
ARTICLE IV
REPRESENTATIONS AND
WARRANTIES OF THE COMPANY
          To induce Parent and Newco to enter into this Agreement and consummate the transactions contemplated hereby, the Company represents to Parent and Newco that, except as set forth in the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Disclosure Schedule”), the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). Unless otherwise specified, (i) each reference in this Agreement to any numbered Schedule is a reference to only that numbered Schedule included in the Disclosure Schedule (and any other section or subsection hereof where it is readily apparent, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section or subsection, as applicable); and (ii) each disclosure made on the Disclosure Schedule shall identify with specificity the statement (including subsection) in the applicable representation and warranty to which such disclosure refers.
     Section 4.1 Due Organization. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly authorized and qualified to do business under all applicable laws, orders, judgments, rules, codes, statutes, regulations, requirements, variances, decrees, writs, injunctions, awards, rulings or ordinances of any Governmental Authority (individually, a “Law” and collectively, the “Laws”), to own, lease and operate its properties and to carry on its business in the places and in the manner as now conducted, except where the failure to be so authorized or qualified does not, individually or in the aggregate together with all other changes, events and effects that have occurred prior to the date of determination, have a material adverse effect on (i) the Business, operations, affairs, properties, assets or condition (financial or otherwise) of the Company, other than any changes, events and effects relating to the economy (including the industry in which the Company is engaged) or securities market in general or (ii) the ability of the Company to consummate the transactions contemplated hereby or to perform their respective obligations hereunder (a “Material Adverse Effect”). Schedule 4.1 hereto contains a complete and accurate list of each jurisdiction in which the Company is authorized or qualified to do business. The Company is in good standing as a foreign corporation in each jurisdiction (other than the State of Delaware) in which the nature of its business makes such good standing necessary, except as set forth on Schedule 4.1 and except for such failures to be in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has delivered or made available to Parent and Newco true, complete and correct copies of its certificate of incorporation and by-laws as amended through the date hereof (the “Charter Documents”). The Company is not (either currently or pending notice or lapse of time, or both)

in violation of, in conflict with, or in default under, any Charter Documents. The minute books of the Company delivered or made available to Parent and Newco are correct and complete in all material respects.
     Section 4.2 Authorization; Validity. The Company has full legal right and all requisite corporate power and authority to operate and carry on the Business as presently conducted, and to execute, deliver and perform this Agreement and the transactions and other agreements and instruments contemplated hereby. This Agreement and all other agreements and instruments to be executed and delivered by the Company in connection herewith, when executed and delivered by the Company, shall have been duly and validly authorized, executed and delivered by the Company. This Agreement and the transactions and other agreements and instruments contemplated hereby have been duly approved by the Company’s Board of Directors and stockholders, respectively, and assuming due authorization, execution and delivery by the other parties hereto, constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (b) general equitable principles (whether considered in a proceeding in law or in equity) (collectively, the “Enforceability Exceptions”).
     Section 4.3 No Conflicts. Except as set forth on Schedule 4.3, the execution, delivery and performance by the Company of this Agreement and all other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby do not:
          (a) conflict with, or result in a breach or violation of, any Charter Document or any resolution of the Board of Directors or stockholders of the Company;
          (b) conflict with, result in a default or termination under, give any Person a right of termination, cancellation, acceleration, suspension or revocation under, result in the loss of a material benefit under, or require any consent, approval or authorization under, any Material Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound;
          (c) result in the creation or imposition of any Lien on the Business or any Asset;
          (d) result in termination or any impairment of, any consent, approval, Material Permit, right or other authorization of the Company, or require the Company to give notice to or obtain any consent, approval, Permit, right or other authorization from any Person;
          (e) violate any Law to which or by which the Company or any of its properties, rights or assets are subject or bound;
          (f) other than as specifically contemplated in Section 2.12 of this Agreement, result in a breach or violation of, default under, or the triggering of any payment or other obligations pursuant to, any Company Benefit Plan or Company Benefit Arrangement, or any grant or award under any of the same; or

          (g) constitute an event which, after notice or lapse of time or both, would result in any conflict, breach, violation, default, termination, requirement, loss, creation or imposition of any Lien, termination or impairment or similar event described in Sections 4.3(a) through (f).
     Section 4.4 Capitalization.
          (a) The Company’s authorized capital stock consists solely of 100,000,000 authorized shares of Class A Common Stock, 31,407,540 of which are presently issued and outstanding, 15,000,000 authorized shares of Class B Common Stock, 1,930,000 of which are presently issued and outstanding, and 10,000,000 authorized shares of preferred stock, par value $0.01 per share, 6,250,000 of which are presently issued and outstanding. All of the Company Equity Securities are held beneficially and, as applicable, of record by the Persons set forth on Schedule 4.4(a) in the amounts set forth opposite such Person’s name. 280,000 shares of the Company’s Common Stock are held as treasury shares. 1,155,000 Options granted under the Option Plan are outstanding as of the date hereof. Except as set forth in this Section 4.4(a) or in Schedule 4.4(a), the Company does not have (i) any shares of Common Stock reserved for issuance, or (ii) any outstanding or authorized option, warrant or other right, relating to its capital stock or any outstanding securities or obligations convertible into or exchangeable for Company Equity Securities, or which may obligate the Company to issue, sell or otherwise cause to become outstanding any Company Equity Securities or other securities of the Company. Except as set forth in this Section 4.4(a) or in Schedule 4.4(a), there are no (i) outstanding obligations of the Company (contingent or otherwise) to repurchase, redeem or otherwise acquire any capital stock of the Company or to pay any dividend or make any distribution in respect thereof or (ii) voting trusts, proxies or other agreements among the Company’s stockholders with respect to the voting or transfer of the Company’s capital stock. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, validly issued, are fully paid and are nonassessable. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.
          (b) All of the Company Equity Securities were offered, issued, sold and delivered by the Company in compliance with all applicable Laws governing the issuance of securities. None of the Company Equity Securities issued by the Company were issued in violation of any preemptive rights (including any preemptive rights set forth in the Charter Documents), rights of first refusal or similar rights.
     Section 4.5 Subsidiaries. The Company does not have, and has never had, any direct or indirect subsidiaries, and does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any Person, whether active or dormant, nor is the Company, directly or indirectly, a participant in any joint venture, partnership, limited liability company, trust, association or other non-corporate entity. There are no trusts or similar entities or instruments of guardianship or custodianship, whether enforceable or not, in existence for the benefit of the Company.
     Section 4.6 Complete Copies of Materials. The Company has delivered or made available to Parent and Newco true and complete copies (or with respect to oral agreements, written summaries of the same) of each Material Contract and other document that has been requested by Parent and Newco or its agents in connection with this Agreement or that is referred to in the Disclosure Schedule.
Section 4.7 Financial Statements.
          (a) Schedule 4.7(a) includes the following financial statements (collectively, the “Financial Statements”): (i) true, complete and correct copies of the Company’s audited balance sheet, statement of income and statement of cash flows as of December 31, 2002 and for the year then ended, (ii) true, complete and correct copies of the Company’s unaudited balance sheets, statements of income and statements of cash flows as of December 31, 2003 and 2004 and for the years then ended, respectively (collectively, the “Unaudited Annual Financial Statements”), and (iii) true, complete and correct copies of the Company’s unaudited balance sheet as of the Most Recent Balance Sheet Date (the “Base Balance Sheet”) and statements of income and cash flows for the eleven (11) month period then ended (the “Most Recent Financial Statements”). Each Financial Statement (including the notes thereto) has been prepared in accordance with GAAP, and fairly presents in all material respects the financial condition of the Company as of the dates, and for the periods, indicated thereon, except that the Unaudited Annual Financial Statements and the Most Recent Financial Statements omit footnotes and the Most Recent Financial Statements do not reflect certain adjustments required by GAAP which the Company has historically reflected only on financial statements prepared as of the end of the Company’s fiscal year. Since December 31, 2002, there have been no material changes in the accounting policies of the Company (including any change in depreciation or amortization policies or rates, or policies with respect to reserves for uncollectible accounts receivable) and no revaluation of any of the Company’s properties or assets and there has been no material adverse change in the financial position of the Company. The Company has delivered or made available to Parent and Newco true and complete copies of all management letters, if any, relating to any audit or review of the financial statements or books of the Company, and all letters or documentation, if any, relating to the Internal Controls or other accounting practices of the Company. The Company has reported to Parent and Newco in writing any fraud known to the Company, whether or not material, that involves Company management or other employees who have a significant role in the Company’s Internal Controls. “Internal Controls” means controls that pertain to the preparation of financial statements for external purposes that are fairly presented in conformity with GAAP as addressed by the Codification of Statements on Auditing Standards §319.
          (b) The Company has no Funded Indebtedness.
          (c) Except as set forth in the footnotes to the Financial Statements, the Company is not paying any person any amount that represents an incentive for directing visitors to the Sites or any page thereunder.
          (d) For the period from January 1, 2004 through December 31, 2004, for the period from January 1, 2005 through February 28, 2005, and for each month from March 1, 2005 through November 30, 2005, Schedule 4.7(d) contains a true, correct and complete list of:
          (i) the number of Unique Visitors to each of the Sites,

          (ii) the number of Page Views of each of the Sites, and
          (iii) the number of Visits on each of the Sites.
Parent and Newco hereby acknowledge that the lists set forth on Schedule 4.7(d) were derived exclusively from (A) WebTrends 6.1 and in accordance with the definitions as used by WebTrends 6.1 for the period from January 1, 2004 through February 28, 2005, and (B) versions of WebTrends 7 and in accordance with the definitions as used by versions of WebTrends 7 for the period from March 1, 2005 through the date hereof. The Company makes no representation as to the accuracy of such lists as calculated by WebTrends 6.1 and versions of WebTrends 7, as applicable. Since January 1, 2004 there has not been any material change in the method by which the Company paginates the pages viewed on the Sites.
     Section 4.8 Liabilities and Obligations. To the Knowledge of the Company, the Company is not liable for or subject to any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, absolute, contingent, mature, unmature or otherwise, fixed or unfixed, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured (individually, a “Liability” and collectively, the “Liabilities”) except for (i) those Liabilities reserved or reflected on the Base Balance Sheet and required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP and not previously paid or discharged and (ii) those Liabilities incurred since the date of the Base Balance Sheet in the ordinary course of business and consistent with past practice, which are not individually or in the aggregate material. Without limiting the foregoing, the Company has no obligations to any of its stockholders or their Affiliates.
     Section 4.9 Accounts and Notes Receivable. All of the Company’s accounts and notes receivable (collectively, the “Accounts Receivable”) are reflected properly according to GAAP on the Books and Records of the Company and represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practice, which are enforceable in accordance with their respective terms (subject to any reserves specifically applicable thereto shown on the Financial Statements). Except for the revenue-sharing arrangements set forth on Schedule 4.9, no portion of the Accounts Receivable is required or expected to be paid to any Person other than the Company. There is no contest, claim, or right of set-off with any maker of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.
     Section 4.10 Material Permits. The Company owns or holds all permits, licenses, franchises, security clearances, consents, contractual rights and other authorizations or approvals (individually, a “Permit” and collectively, the “Permits”) of any federal, state, local, foreign, governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court, tribunal or instrumentality, or any applicable self-regulatory organization (individually, a “Governmental Authority” and collectively, the “Governmental Authorities”), the absence or loss of any of which, individually or in the aggregate, could reasonably be expected to have a material impact on the Business (individually, a “Material Permit” and collectively, the “Material Permits”). Schedule 4.10 sets forth a complete and accurate list of each Material Permit. All fees required to be paid in connection with the Material Permits have been paid. The Material Permits are valid, and, to the Knowledge of the Company, no Governmental Authority intends to modify, cancel, terminate or not renew any Material Permit. No Person other than the Company, owns or has any proprietary, financial or other interest (direct or indirect) in any of the Material Permits. The Company has conducted and is conducting the Business in compliance with the requirements, standards, criteria and conditions set forth in the Material Permits and other applicable Laws and is not in violation of any of the foregoing, except as could not reasonably be expected to result in a Material Adverse Effect. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any Material Permit. Following the Closing, Parent will have the right to own and operate, without any material restrictions or expense, the Surviving Corporation, the Business and the Assets in the same manner as the same were owned and operated prior to the Closing. The Company has delivered or made available to Parent true, accurate and complete copies of all Material Permits.
     Section 4.11 Environmental Matters.
          (a) To the Knowledge of the Company, the Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under any Environmental Law, including common law tort liability. To the Knowledge of the Company, no orders, decrees, judgments, notices or demand letters have been issued to or against the Company or concerning the Leased Real Property relating to pollution, protection of health or the environment or any Environmental Law.
          (b) There is no pending or, to the Knowledge of the Company, threatened, civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Authority, relating to any Environmental Law or environmental Permit involving the Company or any of the Leased Real Property.
          (c) To the Knowledge of the Company, no solid or hazardous waste transporter or treatment, storage or disposal facility that has any material environmental liability has been used by the Company.
          (d) To the Knowledge of the Company, there has been no Release of any Hazardous Material on any of the Leased Real Property or, during the period of the Company’s lease, use or occupancy thereof, on any property formerly leased, used or occupied by the Company.
          (e) There are no environmental claims pending or, to the Knowledge of the Company, threatened against the Company or the Leased Real Property, and to the Knowledge of the Company there are no circumstances that can reasonably be expected to form the basis of any such environmental claim.
     Section 4.12 Assets. The Company has good, valid, insurable and marketable title to, or a valid leasehold interest in, all of the tangible, intangible and other assets, rights and properties used, held for use or purportedly owned by the Company, including all real property

(the “Assets”), free and clear of all Liens except for Permitted Liens and except as set forth on Schedule 4.12. The Assets constitute all of the assets, rights and properties necessary for the conduct of the Business after the Closing Date substantially in the same manner as now conducted. All of the tangible Assets used or held for use in the Business have been maintained in a reasonably prudent manner and are in good operating condition and repair, ordinary wear and tear excepted. The value of the fixed Assets as of the date of the Most Recent Balance Sheet Date is as set forth on the Base Balance Sheet.
     Section 4.13 Real Property. The Company has never owned any real property.
     Section 4.14 Leases.
          (a) Schedule 4.14(a) sets forth a complete and accurate list of each oral or written sublease, lease or other agreement (including all amendments, renewals, extensions, modifications or supplements thereto) relating to any real property and interests in real property (individually, a “Lease” and collectively, the “Leases”). Each Lease is in full force and effect and enforceable against the parties thereto in accordance with its terms, and will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to Closing, except as may be limited by the Enforceability Exceptions. The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold. To the Knowledge of the Company, each Leased Real Property is supplied with utilities and other services adequate for the operation of such facilities.
          (b) Except for violations, breaches and defaults which have been cured and for which the Company does not have any Liability, the Company has not committed any material violation, breach or default of any Lease and no event which with the giving of notice or passage of time, or both, would constitute a material violation, breach or default by the Company of any Lease exists. To the Knowledge of the Company, except for violations, breaches and defaults which have been cured and for which such party has no Liability, no party to any Lease (other than the Company) has committed any material violation, breach or default of any Lease and no event which with the giving of notice or passage of time, or both, would constitute a material violation, breach or default of any Lease by any such party exists. The Company has not received notice of default under any Lease, and there are no material maintenance or capital improvement obligations thereon in an amount over $10,000. No Lease is subject or subordinate to any Lien, and the Company is not aware of any Lien, easement, covenant or other restriction applicable to the real property subject to any such Lease that would reasonably be expected to materially impair the current uses or the occupancy by the Company of the property leased by the Company.
          (c) Prior to the date hereof, the Company has delivered or made available to Parent true, complete and correct copies of each Lease and all material correspondence related thereto. Each Asset subject to a Lease is in a condition suitable for return to the lessor under the terms of such Lease without payment of any penalty, restoration costs, or forfeiture of a security deposit or any portion thereof. Other than the rental payment amounts set forth in Schedule 4.14(c), to the Knowledge of the Company no other amounts are owed or reasonably likely to be owed by the Company with respect to any parcel of Leased Real

Property. To the Knowledge of the Company, each parcel of Leased Real Property is in compliance in all material respects with all applicable Laws and Governmental Orders.
     Section 4.15 Significant Customers and Suppliers.
          (a) Schedule 4.15(a) sets forth (i) a true and correct customer list showing the twenty (20) largest customers, ranked by revenue, and the gross revenues associated therewith, of the Company during the year ended December 31, 2004 and during 2005 through the Most Recent Balance Sheet Date, and (ii) a true and correct list showing the ten (10) largest suppliers and service providers in terms of purchases and expenditures, and the gross expenses associated therewith, to the Company during the year ended December 31, 2004 and during 2005 through the Most Recent Balance Sheet Date.
          (b) To the Knowledge of the Company, since December 31, 2004, no customer or supplier has (i) stopped, or indicated an intention to stop, trading with or supplying the Company, (ii) reduced, or indicated an intention to reduce, its trading with or provision of goods or services to the Company, or (iii) changed, or indicated an intention to change, materially the terms and conditions on which it is to trade with or supply the Company. To the Knowledge of the Company, other than as set forth in Schedule 4.15(b), no facts, conditions or events (except customary contract restrictions against assignment) exist which might give rise to a claim by the Company against any of its customers or suppliers or any claim by a customer or supplier against the Company. The Company has not entered into any Contract with customers or suppliers, except in the ordinary course of business and consistent with past practice.
          (c) All invoices and collected amounts for customer billings for service fees, software license fees, hardware or software maintenance fees and any other fees have been calculated pursuant to fully executed legally binding agreements mutually agreed upon by the Company and the applicable customer. Schedule 4.15(c) sets forth each occasion since January 1, 2005 in which a customer of the Company has disputed its fee or charge amount, as well as the amount of any credit and/or payment made by the Company to settle such dispute.
          (d) The Company is unaware of any problems of a nature that could materially disrupt the operations of the Company, the servicing of its customers or the sales of its products or services. Schedule 4.15(d) sets forth each occasion in which the Company has failed to meet a performance guarantee, customer service obligation or implementation deadline (collectively, “Performance Obligations”) set forth in a customer contract, as well as the amount of any credit and/or payment made by the Company in connection with such failed Performance Obligation, other than (i) such matters for which the contract contemplates a potential adjustment to the revenues to be received by the Company and (ii) such failures that would not be material failures under a Material Contract.
     Section 4.16 Material Contracts and Commitments.
          (a) Schedule 4.16(a) sets forth a true, correct and complete list of:
          (i) each contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, permit, instrument, license, lease

(other than the Leases), sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, whether written or oral (“Contract”), to which the Company is a party or by which the Business, the Company, or any of the Assets are bound that may give rise to obligations, Liabilities, revenues or benefits exceeding $25,000;
          (ii) each Contract between, on the one hand, the Company, and, on the other hand, (A) any current or former officer, director, stockholder or employee of the Company, (B) to the Knowledge of the Company, any Affiliate of any Person identified in the preceding subsection (a)(ii)(A), or (C) any Affiliate of the Company;
          (iii) each Contract evidencing outstanding or potential indebtedness of the Company, including any loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge, conditional sale or title retention agreement, equipment obligation, or lease purchase agreement to which the Company is a party or by which the Company or any of the Assets are bound;
          (iv) each Contract to which the Company is a party or by which the Company or any of the Assets are bound which relates to any intellectual or intangible property (including the Company Intellectual Property);
          (v) each Contract relating to the Company, or to which the Company is a party or by which any of the Assets are bound, which contains any non-solicitation, non-competition, confidentiality or similar obligations or which otherwise prohibit the Company from entering into any line of business or otherwise engaging in any activities, or from freely providing services or supplying products to any customer or potential customer, or in any part of the world;
          (vi) each Contract for the cleanup, abatement or other actions in connection with any Hazardous Material, the remediation of any existing environmental Liabilities, violation of any environmental Laws or relating to the performance of any environmental audit or study;
          (vii) each joint venture, partnership, strategic relationship or similar Contract relating to the Company, or to which the Company is a party or by which any of the Assets are bound;
          (viii) each Contract with any Governmental Authority relating to the Company, or to which the Company is a party or by which any of the Assets are bound;
          (ix) each Contract with a pharmaceutical manufacturer or an agency representing a pharmaceutical manufacturer that may give rise to revenues exceeding $25,000;
          (x) each Contract for the employment by the Company of any individual, or any consulting, retention bonus, indemnification or severance Contract; and
          (xi) each Contract not otherwise required to be listed in the Disclosure Schedule pursuant to this Section 4.16(a), under which, in the reasonable judgment of the Company, the consequences of a default or termination could have a Material Adverse Effect.

     The foregoing are referred to as the “Material Contracts.”
          (b) Each Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of or against the Company, except as may be limited by the Enforceability Exceptions. Except for breaches or defaults which have been cured and for which the breaching party has no Liability, neither the Company nor, to the Knowledge of the Company, any other party to any Material Contract, has breached or defaulted in any material respect, or has improperly terminated, revoked or accelerated, any Material Contract, and, to the Knowledge of the Company, there exists no condition or event which, after notice or lapse of time or both, would constitute any such breach, default, termination, revocation or acceleration. Except as set forth in Schedule 4.16(b), all Material Contracts were negotiated at arm’s length and since December 31, 2004, the Company has not been a party to any Contract, transaction or other arrangement with any current or former officers, directors, stockholders, employees or Affiliates of the Company or, to the Knowledge of the Company, any current or former Affiliate of any such Persons.
          (c) Except as set forth on Schedule 4.16(c), no consents, waivers or approvals from any Persons are (i) required in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated herein, or (ii) necessary or advisable in order that any Material Contract or Material Permit remain in effect without modification after consummation of the transactions contemplated hereby and not give rise to any right to termination, cancellation, or acceleration or loss of any right or benefit of the Company (the consents set forth on Schedule 4.16(c) are hereafter referred to as the “Third Party Consents”).
          (d) During the period beginning on July 21, 2004 and ending on December 31, 2005 the Company did not receive net revenue equal to or exceeding $400,000 pursuant to the terms and conditions of that certain Strategic Marketing Agreement effective as of July 21, 2004 by and between the Company and I-FRONTIER, Inc.
          (e) The Company is not party to any exclusive Contract that would limit its ability to select and use any entity to provide accreditation of new continuing medical education offerings.
     Section 4.17 Governmental Consents. Except as set forth on Schedule 4.17 (the “Governmental Consents”), no consent, waiver, approval, order or authorization of or from, or registration, notification, declaration or filing with any Governmental Authority is required or advisable in connection with the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated herein, or the operation of the Company after the Closing, in each case except where the absence would not have a material impact on the Business.
Section 4.18 Insurance.
          (a) Schedule 4.18(a) sets forth an accurate list of all insurance policies carried by the Company, the amounts and types of insurance coverage maintained thereunder and all insurance loss runs and worker’s compensation claims received for the past three (3) policy years. The Company has delivered or made available to Parent true, complete and correct copies of all such insurance policies. With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, except as may be limited by the Enforceability Exceptions, and (ii) the Company is not in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute a breach or default or permit termination or modification under the policy. All premiums payable under all such policies have been paid, and the Company is in full compliance with the terms of such policies. Such policies of insurance are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business. To the Knowledge of the Company, there have been no threatened terminations of, or material premium increases with respect to, any such policies.
          (b) Except as set forth in Schedule 4.18(b), there is no claim pending or, to the Knowledge of the Company, any existing facts which are reasonably likely to result in a claim under any such policy, and if any of the foregoing have been disclosed, no such claim or existing facts was questioned, denied or disputed by the underwriter of such policy. The Company will not be liable for retroactive premiums or similar payments except as set forth in Schedule 4.18(b), and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has not been denied insurance coverage at any time during the past five years and no policies have been cancelled or have been refused to be renewed by the insurer in the past five years except as set forth in Schedule 4.18(b). The Company has no Knowledge of any threatened termination of or premium increase with respect to, any such policy except as set forth in Schedule 4.18(b). Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, except as may be limited by the Enforceability Exceptions. The Company has not failed to timely give any notice required or failed to satisfy any subjectivities under such insurance policies or binders of insurance. Other than with respect to the Company’s D&O policy, no Person other than the Company is a named insured under any insurance policy of the Company.
     Section 4.19 Labor Matters. With respect to employees of and independent contractors to the Company:
          (a) The Company complies and has complied with all applicable domestic and foreign Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Laws respecting employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, except where the failure to do so would not, individually or in the aggregate, have a material impact on the Business. The Company has complied with all employment agreements, and no claims, controversies, investigations or suits are pending or, to the Knowledge of the Company, threatened, with respect to such Laws or agreements, either by private individuals or by Governmental Authorities. All employees are at-will. The Company has no obligation, contingent or otherwise, to pay severance benefits except as set forth in Schedule 4.19(a).

          (b) All persons who have performed services for the Company while classified as independent contractors have, to the Knowledge of the Company, satisfied the requirements of Law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so.
          (c) Schedule 4.19(c) sets forth the current and former employees of the Company that have entered into confidentiality agreements in favor of the Company that remain in effect, and copies thereof have been delivered or made available to Parent. Schedule 4.19(c) also sets forth the current employees of the Company that have not entered into such confidentiality agreements in favor of the Company.
          (d) To the Knowledge of the Company, no contractor used by or under contract with the Company is in material violation of any Law relating to labor or employment matters, with respect to any work such contractor has performed for the Company.
          (e) Schedule 4.19(e) sets forth a complete and accurate list, as of the date hereof, of (i) all employees of the Company; (ii) all officers and all directors of the Company; (iii) all employment agreements with such employees, officers, and directors; and (iv) the current annual compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such employee, officer or director as of the date of this Agreement. Any accruals for incentive bonuses, accrued commissions and other compensation to employees of the Company for the calendar year 2005 are accurately reflected on the Financial Statements. Schedule 4.19(e) also shows totals accrued for vacation, sick leave, and incentive bonuses for all employees.
          (f) No labor union has ever represented the Company’s employees and no collective bargaining agreement has been binding against the Company; the Company has not engaged in any unfair labor practice, and there is not now, nor within the past three years has there been, any unfair labor practice complaint against the Company or, to the Knowledge of the Company, threatened, before the National Labor Relations Board or any other comparable foreign or domestic authority or any workers’ council.
          (g) Since January 1, 2004, the Company has not effectuated (A) a plant closing as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended from time to time (the “WARN Act”) affecting any site of employment or one or more operating units within any site of employment of the Company or (B) a mass layoff as defined in the WARN Act, nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. Since January 1, 2004, the Company has provided notices under the WARN Act as required.
          (h) All employees of the Company are employed within the United States. Except as set forth in Schedule 4.19(h), all persons employed in the United States are citizens of the United States.
     Section 4.20 Employee Benefit Plans.

          (a) Schedule 4.20(a) contains a complete and accurate list of all Benefit Plans and Benefit Arrangements.
          (b) The Company has delivered or made available to Parent true and complete copies of the following documents with respect to each Benefit Plan and Benefit Arrangement, to the extent applicable: (i) all plan or arrangement documents (or, if no plan document exists, a written description of the Benefit Plan or Benefit Arrangement), including trust agreements, insurance policies, service agreements and formal and informal amendments to each; (ii) the Form 5500 and any attached financial statements for the last three plan years; (iii) the last Internal Revenue Service (“IRS”) determination or opinion letter that covered the qualification of the entire plan; (iv) summary plan descriptions, summaries of material modifications, and any prospectuses that describe the Benefit Plans or Benefit Arrangements; (v) all material notices the IRS, Department of Labor, or any other domestic or foreign Governmental Authority issued to the Company within the four years preceding the date of this Agreement; and (vi) employee manuals or handbooks containing personnel or employee relations policies.
          (c) All Benefit Plans and Benefit Arrangements have been maintained in all material respects in accordance with all applicable legal requirements and with their terms. To the Knowledge of the Company, nothing has occurred with respect to the operation of any Benefit Plan that could cause the loss of qualification or exemption or the imposition of any Liability, lien, penalty or Tax under ERISA or the Code or materially increase its cost. With respect to each Benefit Plan, to the Knowledge of the Company, no non-exempt transactions prohibited by Code Section 4975 or ERISA Section 406 and no breaches of fiduciary duty described in ERISA Section 404 have occurred. With respect to any Benefit Plan or Benefit Arrangement that is subject to Section 409A of the Code, the Company will adopt amendments by December 31, 2005 (or such other extended deadline as the Treasury may permit under Section 409A of the Code), so that no such Benefit Plan or Benefit Arrangement is likely to result in any participant’s incurring income acceleration or penalties under Section 409A of the Code.
          (d) The Company does not have and has never had any ERISA Affiliates.
          (e) Except as set forth in Schedule 4.20(e), no Benefit Plan or Benefit Arrangement contains any provision or, to the Knowledge of the Company, is subject to any Law that would accelerate or vest any benefit or require severance, termination or other payments or trigger any Liability as a result of the transactions this Agreement contemplates, whether by the Company, the Company’s stockholders, or otherwise.
          (f) No employee, officer or director has been promised or paid any severance, bonus or incentive compensation related to the transactions this Agreement contemplates.
          (g) No employee, director or former employee or director (or beneficiary of any of the foregoing) of the Company is entitled to receive any benefits, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as applicable Law requires and there have been no written or oral commitments inconsistent with the foregoing.
          (h) The Company does not have and has never had any Benefit Plan or Benefit Arrangement covering any employee of the Company that is subject to the Laws of any jurisdiction outside of the United States.
          (i) The Company has never sponsored or maintained or had any Liability with respect to any Benefit Plan that is subject to Title IV of ERISA.
          (j) There are no pending claims (other than routine benefit claims) or lawsuits that have been asserted or instituted by, against, or relating to, any Benefit Plans or Benefit Arrangements that could give rise to any material Liability nor, to the Knowledge of the Company, is there any basis for any such claim or lawsuit. No Benefit Plans or Benefit Arrangements are or have been under audit or examination (nor has notice been received of a potential audit or examination) by any Governmental Authority; and no matters are pending under the IRS’s Employee Plans Compliance Resolutions System or any successor or predecessor program.
          (k) Each Benefit Plan and Benefit Arrangement may be amended or terminated by the Company at any time without liability or expense to the Company or such plan or arrangement as a result thereof (other than for benefits accrued through the date of amendment or termination and reasonable administrative expenses related thereto or with respect to agreements with employees or other individuals that may require consent from such employees or individuals), and no plan documentation or agreement or communication distributed generally to employees by its terms prohibits the Company from amending or terminating such Benefit Plan or Benefit Arrangement.
          (l) The Company has paid all amounts it is required to pay as contributions to the Benefit Plans as of the date hereof; all benefits accrued under any unfunded Benefit Plan or Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved in accordance with generally accepted accounting principles and records of the Company; all monies withheld from employee paychecks for Benefit Plans have been transferred to the relevant plan within the time applicable regulations specify.
          (m) All group health plans of the Company materially comply with the requirements of Part 6 of Title I of ERISA (“COBRA”), Code Section 5000, the Health Insurance Portability and Accountability Act, and any other comparable Laws; the Company does not provide benefits through a voluntary employee beneficiary association as defined in Code Section 501(c)(9).
          (n) All actions to be taken under this Agreement with respect to equity or equity-based compensation (i) are permitted by the terms of the applicable Benefit Arrangements (or appropriate consents have been or will be obtained from the affected participants); (ii) will be consistent with material communications to recipients of such compensation; and (iii) will comply in all material respects with applicable Law.

     Section 4.21 Compliance with Law. The Company is and has at all times been in compliance with, and has conducted the Business and owned, used, operated and maintained its properties, rights and assets (including the Assets) in compliance with, all applicable Laws, except for any non-compliance that could not, individually or in the aggregate, reasonably be expected to have a material impact on the Business; provided, that this Section 4.21 shall not apply to Healthcare Laws, which shall be addressed exclusively in Section 4.30. To the Knowledge of the Company, except as set forth in Schedule 4.21, no claims have been alleged or threatened asserting the Company’s violation of, Liability for, or potential responsibility under, any Law. Except as set forth in Schedule 4.21, the Company has never conducted any internal investigation with respect to any actual, potential or alleged material violation of any Law by any director, officer or employee.
     Section 4.22 Litigation. Except as set forth in Schedule 4.22, there are no claims, actions, suits, proceedings, arbitrations, governmental investigations or inquiries pending or, to the Knowledge of the Company, threatened, against or affecting the Company or any of its assets, rights or properties, or any current or former officer, director, employee, consultant, agent or stockholder of the Company with respect to the Company, the Business, or any of the Assets, or seeking to prevent or delay the transactions contemplated pursuant to this Agreement, and no written notice of any claim, action, suit, proceeding, governmental investigation or inquiry involving or relating to the Company, the Business or any Asset, whether pending or threatened, has been received by the Company. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Authority, by arbitration or otherwise) against the Company, the Business or any Asset.
     Section 4.23 Intellectual Property.
          (a) Schedule 4.23(a) lists all Intellectual Property Registrations that are registered or filed in the name of the Company, alone or jointly with others, in each case, enumerating specifically the applicable filing or registration number, title, subject matter, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all applicant(s), registrant(s) and current registered owners(s), as applicable, and status of any required issuance, renewal, maintenance or other payments. All assignments of Intellectual Property Registrations have been properly executed and recorded. To the Knowledge of the Company, all Intellectual Property Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company. As of the Closing, there are no inventorship or ownership challenges or interferences declared with respect to any patents or patent applications included in the Intellectual Property Registrations, or to the Knowledge of the Company, threatened.
          (b) To the Knowledge of the Company, the Company has complied with its duty of candor and disclosure to the United States Patent and Trademark Office with respect to all patent applications filed by or on behalf of the Company (the “Patent Applications”) and has made no material misrepresentation in the Patent Applications. The Company has no Knowledge of any information that would preclude it from having clear title to the Intellectual Property Registrations or regarding the patentability or enforceability of any Intellectual Property Registrations.
          (c) Each item of Company Intellectual Property will be owned or available for use by the Company immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. Except as set forth in Schedule 4.23(c), the Company is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Security Interests. Schedule 4.23(c) contains a list of all Company Owned Intellectual Property, other than the Intellectual Property Registrations, that is material to the conduct of the Business. The Company Intellectual Property constitutes all Intellectual Property necessary (i) to develop, test, modify, make, use, sell, have made, used and sold, import, reproduce, market and distribute the Customer Offerings in the manner so done currently and contemplated to be done in the future by the Company, (ii) to operate and use the Internal Systems as they are currently used and contemplated to be used in the future by the Company, and (iii) otherwise to conduct the Business in all material respects in the manner currently conducted and contemplated to be conducted in the future by the Company.
          (d) The Company has taken reasonable measures to maintain in confidence all trade secrets and confidential information included in the Company Intellectual Property. No other person or entity has any joint ownership interest, royalty interest, or license right to any of the Company Owned Intellectual Property except pursuant to agreements or licenses specified in Schedule 4.23(g).
          (e) To the Knowledge of the Company, except as set forth on Schedule 4.23(e), none of the Customer Offerings, or the manufacture, importation, marketing, sale, distribution, provision or use thereof by the Company or any reseller, distributor, customer or user thereof, or any other activity of the Company, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. To the Knowledge of the Company, none of the Internal Systems (other than third party off-the-shelf hardware or software), or the Company’s past, current or currently contemplated use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Schedule 4.23(e) lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Company from any reseller, distributor, customer, user or any other third party in relation to the Customer Offerings; and the Company has provided to Parent or made available in a data room reviewed by Parent copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.
          (f) To the Knowledge of the Company and except as set forth on Schedule 4.23(f), no other Person is infringing, violating or misappropriating any of the Company Owned Intellectual Property in any material respect. The Company has provided to Parent or made available in a data room reviewed by Parent copies of all material correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the current infringement, violation or misappropriation of any material Company Owned Intellectual Property.
          (g) Schedule 4.23(g) identifies each license, covenant or other agreement pursuant to which the Company has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any Company Intellectual Property. Except as described in Schedule 4.23(g), the Company has not agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings.
          (h) Schedule 4.23(h) identifies (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company licenses, uses, accesses or operates under it (excluding off-the-shelf software programs that are part of the Internal Systems and are licensed by the Company pursuant to “shrink wrap” licenses) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Company has obtained any ownership interest in or to each item of Company Owned Intellectual Property. No third party services, materials, processes or Software are included in or required to use, operate, distribute, or modify the Customer Offerings or Internal Systems, except as specifically set forth in Schedule 4.23(h). None of the Customer Offerings or Internal Systems (other than third party off-the-shelf hardware or software) includes “shareware”, “freeware” or other code that was developed by or obtained by Company from third parties other than pursuant to the license agreements listed in Schedule 4.23(h).
          (i) The Company has not licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its employees and contractors) of, the source code for any Software included in the Customer Offerings or Internal Systems (other than third party off-the-shelf hardware or software) or other confidential information constituting, embodied in or pertaining to such Software (“Company Source Code”) to any Person, except pursuant to the agreements listed in Schedule 4.23(i) or as required to be filed as part of patent applications, and the Company has taken all reasonable physical and electronic security measures to otherwise prevent disclosure of such Company Source Code. Except as noted, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by Company, or its escrow agent(s) or any other person to any third party.
          (j) All of the Software and Documentation comprising, incorporated in or bundled with the Customer Offerings or Internal Systems (other than third party off-the-shelf hardware or software) have been designed and authored by regular employees of the Company within the scope of their employment or by independent contractors of the Company.
          (k) Schedule 4.23(k) lists Open Source Materials (as defined below) that Company has utilized in any way and describes the manner in which such Open Source Materials have been utilized, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Company. Except as set forth on Schedule 4.23(k), Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Customer Offerings; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by Company; or (iii) used Open Source Materials that create, or purport to create, obligations for Company with respect to the Customer Offerings or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works, or (c) redistributable at no charge or minimal charge). “Open Source Materials” means all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD Licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.
          (l) Each employee of the Company and each independent contractor of the Company involved in the design, development, or testing of the Customer Offerings or Internal Systems has executed valid and binding written agreements expressly assigning to the Company all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Company, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible. All joint owners of the Company Owned Intellectual Property are listed in Schedule 4.23(l).
          (m) The Customer Offerings and the Internal Systems (other than third party off-the-shelf hardware or software) are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor. To the Knowledge of the Company, the Customer Offerings and the Internal Systems (other than third party off-the-shelf hardware or software) do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. The Company has not received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet end user needs or for harm or damage to any third party except as set forth in Schedule 4.23(m).
          (n) The Company has neither sought, applied for nor received any support, funding, resources or assistance from any Governmental Authority or funding source in connection with the research, development, design, commercialization, application, manufacture, testing or use of the Customer Offerings or any facilities or equipment used in connection therewith.
          (o) The Company is the owner of the Database and holds all applicable copyrights covering such Database. As of December 6, 2005, the Database contains at least 362,371 registrants who have identified themselves as registered physicians (“Registered Physicians”), including at least 211,302 registrants who have identified themselves as physicians registered in the United States (“U.S. Registered Physicians”). As of December 6, 2005, the Database contains at least 198,749 registrants who have identified themselves as medical students, including at least 122,473 registrants who have identified themselves as medical students in the United States. Schedule 4.23(o) lists by medical specialty the number of Registered Physicians and U.S. Registered Physicians in the Database. For purposes of this Agreement, “Database” means the emedicine.com data consisting of online members who are physicians (M.D.s and D.O.s), physicians-in-training and medical students.
          (p) With respect to privacy and security commitments for personally identifiable information (including, but not limited to, terms and conditions and privacy policies applicable to such personally identifiable information) (the “Commitments”):
          (i) the Company is in material compliance with its Commitments;
          (ii) the Company has not received inquiries from the Federal Trade Commission or any other federal or state governmental agencies regarding the Commitments;
          (iii) the Company has not received any written (including electronic mail) complaints from any website user regarding Commitments, or compliance with the Commitments; and
          (iv) the Commitments have not been rejected by any applicable certification organization which has reviewed such Commitment or to which any such Commitment has been submitted.
     Section 4.24 Books and Records. The Company has made and kept (and given Parent access to), as applicable, business records, financial books and records, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, production and quality control records and formulations which, in reasonable detail, accurately and fairly reflect in all material respects the activities of the Company (the “Books and Records”). The Company has not engaged in any material transaction, maintained any bank account or used any material corporate funds except as reflected in its normally maintained Books and Records.
     Section 4.25 Taxes.
          (a) For purposes of this Agreement, the following terms have the following meanings:
          “Taxes” (including with correlative meaning “Tax” and “Taxable”) means (x) any and all taxes, and any and all other charges, fees, levies, duties, deficiencies, customs or other similar assessments or liabilities in the nature of a tax, including without limitation any income, gross receipts, ad valorem, net worth, premium, value-added, alternative or add-on minimum, excise, severance, stamp, occupation, windfall profits, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, employment, unemployment insurance, unemployment compensation, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, gains, franchise and other taxes imposed by any federal, state, local, or foreign governmental entity, and (y) any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any contest or dispute thereof; and
          “Tax Returns” means any and all reports, returns, declarations, statements, forms, or other information required to be supplied to a Governmental Authority or to any individual or entity in connection with Taxes and any associated schedules, attachments, work papers or other information provided in connection with such items, including any amendments, thereof.
          (b) Except as set forth in Schedule 4.25(b), the Company has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. The Company has properly paid on a timely basis all Taxes, whether or not shown on any of its Tax Returns, that were due and payable. All Taxes that the Company is or was required by law to withhold or collect have been withheld or collected and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Authority. The Company has complied with all information reporting and back-up withholding requirements including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.
          (c) The unpaid Taxes of the Company for periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Base Balance Sheet. All Taxes attributable to the period from and after the Most Recent Balance Sheet Date are attributable to the conduct by the Company of its operations in the Ordinary Course of Business.
          (d) The Company has never been a member of any group of corporations with which it has filed (or been required to file) consolidated, combined, or unitary Tax Returns. The Company has no actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person (including without limitation any affiliated, combined, or unitary group of corporations or other entities that included the Company during a prior taxable period) other than the Company. The Company is not a party to, bound by, or obligated under any Tax allocation, Tax sharing, Tax indemnity or similar agreement.
          (e) The Company has delivered to Parent and Newco (i) complete and correct copies of all Tax Returns of the Company relating to Income Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, and pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired. The Company has delivered or made available to Parent complete and correct copies of all Tax Returns of the Company relating to Taxes other than Income Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired. No examination or audit of any Tax Return of the Company by any Governmental Authority is currently in progress or, to the Knowledge of the Company, threatened or contemplated. The Tax Returns of the Company relating to Income Taxes have been audited by the Internal Revenue Service or other applicable Governmental Authority for the periods specified in Schedule 4.25(e). In the last three (3) years, the Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed.
          (f) The Company has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney relating to Taxes with any Governmental Authority.
          (g) The Company is not a party to any Tax litigation. The Company has not engaged in any transaction that could affect the income Tax Liability of the Company for any taxable year not closed by the applicable statute of limitations that is a “listed transaction” or other “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations.
          (h) There are no Liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.
          (i) None of the assets of the Company (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.
          (j) The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date (or as a result of the transactions contemplated by this Agreement) under Section 481 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) except as set forth on Schedule 4.25(j), prepaid amount received on or prior to the Closing Date. The Company currently utilizes the accrual method of accounting for Income Tax purposes and such method of accounting has not changed in the past five (5) years.

          (k) The Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.
          (l) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
          (m) The Company is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments as a result of the transactions contemplated hereby that are or could be, separately or in the aggregate, treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) thereof).
          (n) The Company has not in the last five (5) years distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company been distributed, in a transaction to which Section 355 or Section 361 of the Code applies.
          (o) The Company does not own any interest in an entity, and is not a party to any other agreement or arrangement, that is characterized as a partnership for United States federal income Tax purposes.
          (p) Schedule 4.25(p) sets forth each jurisdiction (other than United States federal) that has sent notices or communications of any kind requesting information relating to the Company’s nexus with such jurisdiction.
          (q) Except as set forth on Schedule 4.25(q), no stockholder of the Company holds Common Stock that is non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made, and no payment to any stockholder of the Company of any portion of the consideration payable pursuant to this Agreement will result in compensation or other income to such stockholder with respect to which Parent, Newco, the Company, or the Surviving Corporation would be required to deduct or withhold any Taxes.
     Section 4.26 Absence of Changes. Since December 31, 2004, the Company has conducted its business in the ordinary course of business consistent with past practice, and except as expressly contemplated herein, or as set forth on Schedule 4.26, there has not been:
          (a) any change, occurrence or omission that by itself or together with other changes, occurrences and omissions, has had or is likely to have a Material Adverse Effect;
          (b) any damage, destruction or loss (whether or not covered by insurance), individually or in the aggregate, that has had or is likely to have a Material Adverse Effect;
          (c) any material breach, amendment or termination of any Contract, Permit or other agreement to which the Company is a party;

          (d) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates, or policies with respect to reserves for uncollectible accounts receivable) by the Company or the revaluation by the Company of any Assets;
          (e) any sale, assignment, transfer, license, or sublicense of any Assets other than in the ordinary course of business consistent with past practice;
          (f) any purchase or acquisition of, or Contract to purchase or acquire, any property, right or asset of any Person, in each case outside the ordinary course of business consistent with past practice;
          (g) any cancellation, or agreement to cancel, any material indebtedness or other material obligation owing to the Company;
          (h) any commencement or notice of, or to the Knowledge of the Company, threat of commencement of, any lawsuit or proceeding against, or investigation of, the Company;
          (i) any distribution in respect of the Company Equity Securities or any direct or indirect redemption, purchase or other acquisition of any interests in the Company;
          (j) any agreement, amendment to any agreement, termination, action or, to the Knowledge of the Company, failure to act that would constitute a violation of or default under, or a waiver of rights under, any Material Contract;
          (k) except in the Ordinary Course of Business, as required by applicable Law or according to the existing terms of an employment agreement and/or a Benefit Plan or Benefit Agreement, any changes with respect to a Benefit Plan or Benefit Agreement or in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, whether as bonus, extra compensation, pension or severance or vacation pay or otherwise, to any director, officer, employee, salesman, distributor or agent; or
          (l) any agreement by the Company or, to the Knowledge of the Company, any officer or employee thereof to do any of the things described in the preceding clauses (a) through (j) (other than negotiations with Parent and Newco and its representatives regarding the transactions contemplated by this Agreement).
     Section 4.27 Bank Accounts; Powers of Attorney. Schedule 4.27 sets forth a true and complete list of all bank accounts, safe deposit boxes and lock boxes of the Company, including, with respect to each such account and lock box, the names in which such accounts or boxes are held and identification of all Persons authorized to draw thereon or have access thereto. No Person holds any general or special power of attorney or similar authority from the Company.
     Section 4.28 Unlawful Payments. Neither the Company, nor, to the Knowledge of the Company, any director, officer, stockholder, employee, agent or representative of the Company, nor any Person associated with or acting for or on behalf of the Company, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services (A) to obtain favorable treatment for the Company or the Business or to secure Contracts, (B) to pay for favorable treatment for the Company or the Business or for Contracts secured, (C) to obtain special concessions for the Company or the Business or for special concessions already obtained, or (D) in violation of any legal requirement, or (ii) established or maintained any fund or asset that has not been reflected in the Books and Records.
     Section 4.29 HIPAA.
          (a) The Company complies in all material respects with and has implemented all such measures required for the Company to comply with its obligations as a Covered Entity for its “Health Plan” and as a “Business Associate” as agreed upon with any “Covered Entity” (as such capitalized terms are defined in the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the regulations promulgated thereunder), including without limitation, the privacy and security regulations (45 C.F.R. 160 and 164) and the transaction and code set regulations (45 C.F.R. 162) promulgated under HIPAA. The Company is not a Covered Entity other than for its “Health Plan.” With respect to any HIPAA regulatory requirements, including any contractual privacy and security commitments for “Protected Health Information” (as that term is defined in the HIPAA privacy and security regulations), for which the Company’s (including any Affiliates) compliance with HIPAA is required (collectively, the “HIPAA Commitments”),
          (i) the Company is in material compliance with the HIPAA Commitments;
          (ii) the transactions contemplated by this Agreement will not violate any of the HIPAA Commitments;
          (iii) the Company has not received written inquiries from the U.S. Department of Health and Human Services or any other Governmental Authority regarding the Company’s compliance with the HIPAA Commitments; and
          (iv) the HIPAA Commitments have not been rejected by any applicable certification organization which has reviewed such HIPAA Commitments or to which any such HIPAA Commitment has been submitted.
     Section 4.30 Compliance with Healthcare Laws and Regulations.
          (a) Without limiting the generality of any other representation or warranty made by the Company herein, the Company is conducting and has conducted its business and operations in compliance in all material respects with, and neither the Company nor any of its officers, directors or employees acting on behalf of the Company has engaged in any activities that would constitute a violation of applicable civil or criminal statutes, laws, ordinances, rules and regulations of any federal, state, local or foreign Governmental Authority with respect to regulatory matters relating to the provision, administration, and/or payment for healthcare products or services (collectively, “Healthcare Laws”), including, without limitation, to the extent applicable: (i) rules and regulations governing the operation and administration of Medicare, Medicaid, or other federal health care programs; (ii) 42 U.S.C. § 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute,” (iii) 42 U.S.C. § 1395nn, commonly referred to as the “Stark Law,” (iv) 31 U.S.C. §§ 3729-33, commonly referred to as the “False Claims Act” and (v) and rules and regulations of the U.S. Food and Drug Administration.
          (b) The Company has not received any written notice or communication from any Governmental Authority alleging noncompliance with any Healthcare Laws; there is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information related to noncompliance with, or otherwise involving, any Healthcare Laws pending against the Company; the Company has no material liability (whether actual or contingent) for failure to comply with any Healthcare Laws; there has not been any material violation of any Healthcare Laws by the Company in its submissions or reports to any Governmental Entity that could reasonably be expected to require investigation, corrective action or enforcement action; the Company has not been debarred or excluded from participation in Medicare, Medicaid, or any other federal or state healthcare program; and the Company has maintained, in all material respects, all records required under any Healthcare Laws.
          (c) Any remuneration (including, without limitation, a “discount or reduction in price,” as referenced in 42 U.S.C. § 1320a-7b(b)(3)(A)) exchanged between the Company and its customers, contractors, or other entities with which it has a business relationship (together, “Trading Partners”) has at all times been commercially reasonable and represents the fair market value for rendered services or purchased items. No remuneration exchanged between the Company and its Trading Partners has taken into account, either directly or indirectly, the volume or value of any referrals or any other federal health care program business generated between the Company and such Trading Partners.
     Section 4.31 Brokers and Agents. Except for Shattuck Hammond Partners LLC, neither the Company nor, to the Knowledge of the Company, any Company Securityholder has employed any broker, finder or agent in connection with the transactions contemplated by this Agreement.
     Section 4.32 Site Content.
          (a) The Company (i) owns or possesses legally enforceable and transferable rights to use all of the Site Content (other than images), and (ii) possesses legally enforceable rights to use all of the images comprising a portion of the Site Content, in each case in all material respects, free and clear of all Liens and pursuant to valid and subsisting written license agreements set forth in Schedule 4.32(a) (the “Site Content Agreements”).
          (b) The Site Content Agreements provide for assignment of all of the Site Content to the Company. Schedule 4.32(b) sets forth the current compensation policy of the Company with respect to amounts payable to editors and authors (or co-authors) for editing or authoring (or co-authoring) the Site Content, respectively, and also sets forth all material arrangements that deviate from such compensation policy.

          (c) Schedule 4.32(c) contains a list of each article appearing on the Sites setting forth the date each such article was last published.
          (d) To the Knowledge of the Company, no author or editor of any of the Site Content has been paid any amount by any pharmaceutical manufacturer or any other Person in connection with or related to the subject matter of that portion of the Site Content authored or edited, as applicable, by such author or editor.
          (e) In the period from November 1, 2004 through December 6, 2005:
               (i) (A) at least 54% of the professional articles (other than Orthopedic Surgery and Radiology) appearing on emedicine.com and imedicine.com as of October 31, 2004 have been updated by a contributing author, and with respect to each such article an administrative editor has reviewed such article, and (B) at least 40% of such articles set forth in subsection (A) above have been republished, each in accordance with the update review process as described on Schedule 4.32(e)(i);
               (ii) a primary author or co-author for all of the professional articles (other than Orthopedic Surgery and Radiology) appearing on emedicine.com and imedicine.com as of October 31, 2004 has been contacted by the Company, in accordance with the update review process as described on Schedule 4.32(e)(i), with regard to a continuing role and ongoing maintenance/updating of such articles, 85% of such primary authors and co-authors have responded to the Company, and 88% of all such authors and co-authors that have responded have indicated a willingness to continue such role; and
               (iii) at least 80% of the chief editors, and 100% of the pharmacy editors, assigned to the professional articles (other than Orthopedic Surgery and Radiology) appearing on emedicine.com and imedicine.com as of October 31, 2004 have agreed to continue editing such articles on the terms and conditions as in effect as of December 6, 2005.
          (f) The Company has provided to Parent a correct and complete copy of the letter dated September 15, 2005 from the Attorney General of Nebraska to the Company with respect to the conclusion of its investigation of the Company and the Site Content.
          (g) To the Knowledge of the Company, Harvard Medical School has closed its investigation of the President of the Company and concluded that no violations of any Harvard Medical School guidelines has occurred, and no actions, suits or proceedings against or affecting the Company and/or any officers thereof are pending, threatened or contemplated by Harvard Medical School.
     Section 4.33 Disclaimer of Warranties. EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN THIS AGREEMENT, OR IN ANY OTHER DOCUMENT, CERTIFICATE OR OTHER INSTRUMENT DELIVERED OR TO BE DELIVERED BY OR ON BEHALF OF THE COMPANY PURSUANT TO THIS AGREEMENT, THE COMPANY, PARENT AND NEWCO ACKNOWLEDGE AND AGREE THAT THE COMPANY MAKES NO WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, AS TO THE

BUSINESS OR THE ASSETS, OR ANY PART THEREOF, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, THE BUSINESS AND THE ASSETS ARE TO BE CONVEYED HEREUNDER “AS IS” AND “WHERE IS” ON THE CLOSING DATE, AND IN THEIR THEN PRESENT CONDITION. PARENT AND NEWCO SHALL RELY UPON THEIR OWN EXAMINATION THEREOF. THE COMPANY FURTHER SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING PROJECTIONS OF REVENUES, SALES, EXPENSES OR THE FUTURE PROFITABILITY OF THE BUSINESS AND THE COMPANY MAKES NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR RELIABILITY OF ANY FORECASTS.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO
     To induce the Company to enter into this Agreement and consummate the transactions contemplated hereby, Parent and Newco represent to the Company that, except as set forth in the Disclosure Schedule delivered by Parent and Newco to the Company prior to the execution of this Agreement, the statements contained in this Article V are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).
     Section 5.1 Due Organization. Each of Parent and Newco is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation and is duly authorized and qualified to do business under all applicable Laws, to own, lease and operate its properties, and to carry on its business in the places and in the manner as now conducted, except where the failure to be so authorized or qualified does not and could not reasonably be expected to have a material adverse effect on the ability of Parent and Newco to consummate the transactions contemplated by this Agreement (a “Parent Material Adverse Effect”).
     Section 5.2 Authorization; Validity. Each of Parent and Newco has full legal right and all requisite corporate power and authority to operate and carry on its businesses as presently conducted, and to execute, deliver and perform this Agreement and the transactions and other agreements and instruments contemplated by this Agreement. This Agreement and all other agreements and instruments to be executed and delivered by each of Parent and Newco in connection herewith, when executed and delivered by Parent or Newco shall have been duly and validly authorized, executed and delivered by Parent and Newco. This Agreement and the transactions and other agreements and instruments contemplated hereby have been duly approved by all necessary corporate action of each of Parent and Newco and, assuming due authorization, execution and delivery by the other parties hereto, constitute the valid and binding obligations of Parent and Newco, respectively, enforceable in accordance with their respective terms, except as may be limited by the Enforceability Exceptions.

     Section 5.3 No Conflicts. The execution, delivery and performance by Parent and Newco of this Agreement and all other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby do not:
          (a) conflict with, result in a breach or violation of, or require any consent, approval or authorization under, such entity’s certificate of incorporation or by-laws.
          (b) other than such as would not, individually or in the aggregate, have a Parent Material Adverse Effect, conflict with, result in a default or termination under, give any Person a right of termination, cancellation, acceleration, suspension or revocation under, result in the loss of a material benefit to such entity under, or require any consent, approval or authorization under, any document, agreement or other instrument to which such entity is a party or by which any of its properties, rights or assets are bound;
          (c) violate any Law to which or by which such entity or any of its properties, rights or assets are subject or bound; or
          (d) constitute an event which, after notice or lapse of time or both, would result in any conflict, breach, violation, default, termination, requirement, loss, creation or imposition of any Lien, termination or impairment or similar event described in Section 5.3(a)through (c).
     Section 5.4 Parent and Newco Board. The respective boards of directors of Parent and Newco, by unanimous written consent, have approved the execution of this Agreement.
     Section 5.5 Stockholder Approval. Parent, as the sole stockholder of Newco, has approved this Agreement and the transactions contemplated hereby by written consent in lieu of a special meeting of stockholders, and no other stockholder vote, approval or consent of any holder of capital stock of each of Parent and Newco is required or necessary to consummate the Merger.
     Section 5.6 Ownership of Newco; No Prior Activities. Newco is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activity other than as contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Newco has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
     Section 5.7 Financing. Parent has sufficient funds or financing in place as of the date of this Agreement to fund the Common Stock Consideration and the Preferred Stock Consideration to be paid at the Closing to the Company Securityholders.
     Section 5.8 Brokers and Agents. Neither Parent nor Newco has employed any broker, finder or agent in connection with the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS
     Section 6.1 Written Consents of the Company Stockholders. The Company has distributed a written action of Company Stockholders in lieu of a meeting (the “Consent Action of the Company Stockholders”), with a recommendation to approve all actions proposed in such consent action, for the purpose of voting upon the approval of this Agreement, the Merger, the other transactions contemplated hereby and any other matter deemed necessary by the Board of Directors of the Company (excluding any proposal for approval of any “excess parachute payments” under Section 280G of the Code, which is the subject of Section 2.15 hereof). The Company has obtained an executed written Consent Action of the Company Stockholders from each of the Principal Stockholders concurrent with execution of this Agreement. In connection with the solicitation of the signature(s) required for the Consent Action of the Company Stockholders, the Company has, prior to obtaining such written consents, (i) distributed to the Company Stockholders an information statement and any other disclosure materials as required by the DGCL and any other applicable Law, and (ii) used commercially reasonable efforts to obtain from each Company Stockholder not constituting a Principal Stockholder an executed Consent Action of the Company Stockholders.
     Section 6.2 Access and Information.
          (a) From the date hereof, Parent and Newco shall be entitled to make or cause to be made such reasonable investigation of the Company and the financial and legal condition thereof, as Parent and Newco deem reasonably necessary or advisable during normal business hours and upon advance notice, and the Company shall cooperate with any such investigation. Parent and Newco agree to use reasonable efforts to conduct any such inquiries with sensitivity to the Company’s interests in preserving its relationships with its employees, customers and suppliers.
          (b) From the date hereof, the Company shall reasonably cooperate with any reasonable request by Parent to assist WebMD Health Corp. in complying with the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, in connection with the transactions contemplated hereby.
     Section 6.3 [RESERVED]
     Section 6.4 Further Assurances. In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced that questions the validity or legality of the Merger or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

     Section 6.5 Public Announcements. The timing and content of the initial announcement of this Agreement or the Merger to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance by the Company and Parent. Thereafter, Parent and the Company shall consult with each other before issuing, and shall provide each other with the opportunity to review and comment upon, all announcements regarding any aspect of this Agreement or the Merger to the financial community, government agencies, employees or the general public; provided that each party hereto may make any such announcement which it in good faith believes, based on the advice of counsel, is necessary or advisable in connection with any requirement of Law, it being understood and agreed that each party shall promptly provide the other parties hereto with copies of any such announcement.
     Section 6.6 [RESERVED]
     Section 6.7 Indemnification of Directors and Officers. Parent shall cause the Surviving Corporation, for a period of four (4) years after the Effective Time, not to take any action to alter or impair any exculpatory or indemnification provisions now existing in the Charter Documents of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Closing, except for any changes which may be required to conform with changes in applicable Law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing. In addition, at the Closing, Parent shall provide to the Company an aggregate amount equal to $100,000 to be used for the purchase of additional directors’ and officers’ liability insurance for the benefit of the directors and officers of the Company immediately prior to the Effective Time (including naming the Surviving Corporation as a beneficiary) with respect to claims arising from facts or events that occurred on or before the Effective Time, $15,684 and $15,500 of which shall be used by the Company to purchase a one year tail under the Company’s existing directors’ and officers’ liability insurance policies (policy number KB1408359-05 issued by the Hartford and policy number 8170-0017 issued by Chubb, respectively).
     Section 6.8 Newco. Parent will take all action necessary (a) to cause Newco to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Newco shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Newco for the issuance of its stock to Parent).
     Section 6.9 Termination of Certain Agreements. On or prior to the Closing, the Company shall deliver or cause to be delivered to Parent:
          (a) resolutions of the Board of Directors of the Company terminating, effective as of the day prior to the Effective Time, the 401(k) Plan of the Company; and
          (b) to the extent requested by Parent in writing, evidence reasonably satisfactory to Parent of the termination, at no cost or expense to the Company, of each Contract to which any current or former officer, shareholder, employee or Affiliate of the Company, or any Affiliate of any of the foregoing, is a party.

     Section 6.10 Certain Tax Matters.
          (a) To the extent that the Surviving Corporation receives a refund or credit for Taxes with respect to a Pre-Closing Tax Period, the Surviving Corporation shall pay the amount of such refund or credit (plus any interest received from the applicable taxing authority but less any out-of-pocket expenses incurred by Parent or the Surviving Corporation to obtain such refund or credit) to the Stockholders’ Representative for distribution to the Company Securityholders; provided, that the Surviving Corporation shall have no obligation to pay to the Stockholders’ Representative the amount of any refund or credit to the extent that it (i) results from a carryback of a Tax attribute from a Tax period or portion thereof beginning after the Closing Date or (ii) is reflected as an asset in the Statement of Closing NWC that is delivered to Parent pursuant to Section 11.4. Parent and the Surviving Corporation shall cooperate with the Stockholders’ Representative to obtain any refund or credit that will result in a payment under this Section 6.10(a).
          (b) The Surviving Corporation shall not, and Parent shall not permit the Surviving Corporation to, amend any Tax Return for any Pre-Closing Tax Period without the prior written consent of the Stockholders’ Representative (which shall not be unreasonably withheld or delayed) unless (i) such amendment is required by applicable Law or as a result of any Tax audit or examination or (ii) to carry back a Tax attribute from a Tax period or portion thereof beginning after the Closing Date to a period covered by such Tax Return.
     Section 6.11 Employee Benefits. As of the Closing, Parent shall make available, or cause to be made available, to all employees of the Company all pension, 401(k), medical, dental, vision, life insurance, disability and other benefit plans, programs or arrangements that are offered to similarly situated employees of Parent or any of its subsidiaries (the “Parent Plans”). Parent shall take, or cause to be taken, all actions necessary to provide that the employees of the Company will receive full credit for their years of service with the Company prior to the Closing for purposes of vesting and eligibility under the Parent Plans for which years of service is relevant, including vacation, severance and 401(k), but specifically excluding for purposes of eligibility or vesting of any options or restricted shares. Parent agrees (i) to waive, or cause to be waived, any preexisting conditions limitations, evidence of insurability requirements (except for supplemental medical or disability insurance) and other exclusions or waiting periods otherwise applicable to the employees of the Company under the Parent Plans in which such employees become eligible to participate on or after the Closing, and (ii) to give, or cause to be given, full credit for any deductibles fully or partially satisfied by employees of the Company prior to the Closing Date under the Company’s medical plan.
     Section 6.12 Equity Pool. Effective on the Closing Date, Parent shall grant or cause to be granted 178,000 stock options for shares of common stock of Parent (“Parent Common Stock”) with an exercise price equal to the “Fair Market Value” (as defined in the WebMD Health Corp. 2005 Long-Term Incentive Plan (the “Parent Stock Plan”)) of Parent Common Stock on the Closing Date, and 60,243 restricted shares of Parent Common Stock, to certain employees of the Company in accordance with the terms of the Parent Stock Plan and Parent’s standard forms of option and restricted stock agreements.

ARTICLE VII
[RESERVED]
ARTICLE VIII
INDEMNIFICATION
     Section 8.1 General Indemnification by the Company Securityholders. Each of the Company Securityholders shall (pro rata based on such Company Securityholder’s interest in the Merger Consideration, subject to Section 2.9 and Section 8.4), on a several and not joint basis, indemnify, defend, protect and hold harmless, Parent, Newco and the Surviving Corporation and each of their respective officers, directors, employees, stockholders, representatives, assigns, successors and Affiliates (each, a “Buyer Indemnified Party” and together, the “Buyer Indemnified Parties”) from, against and in respect of:
          (a) all Liabilities, losses, claims, damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, Taxes, penalties, fines, diminution in value and costs and expenses (including reasonable attorneys’ fees and disbursements of every kind, nature and description) (collectively, “Damages”) suffered, sustained, incurred or paid by any of the Buyer Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:
               (i) any misrepresentation, breach or inaccuracy of any representation or warranty of the Company set forth in this Agreement;
               (ii) any nonfulfillment or breach of any covenant or agreement on the part of the Company set forth in this Agreement;
               (iii) the untruth or inaccuracy of the Schedule of Company Transaction Expenses or the Statement of Closing NWC as certified by the Company and delivered to Parent pursuant to Section 11.4 if and to the extent such untruth or inaccuracy understates the Closing NWC Deficiency Amount used to calculate the Purchase Price as of the Closing;
               (iv) any Taxes imposed on or incurred by the Company, or for which the Company is or becomes liable, with respect to any Pre-Closing Tax Period;
               (v) the acts and omissions of the Stockholders’ Representative (other than Damages arising solely from Claims brought by the Stockholders’ Representative on behalf of the Company Securityholders on or after the Closing Date in the Stockholders’ Representative’s capacity as agent for the Stockholders);
               (vi) any claim by a stockholder or former stockholder of the Company, or any other person or entity: (A) seeking to assert ownership or rights to ownership of any shares of capital stock or other equity of the Company; (B) based upon any rights of a stockholder (other than the right to receive the Merger Consideration pursuant to this Agreement or appraisal rights under the applicable provisions of the Delaware General Corporation Law), including any option, preemptive rights or rights to notice or to vote; (C) based upon any rights under the Charter Documents; (D) that his, her or its shares were wrongfully repurchased by the Company; or (E) relating to any Option, the exercise thereof or the Option Plans; or
               (vii) that certain litigation titled In re Omnicom Group, Case #: 1:02-cv-04483-RCC-MHD currently pending in the U.S. District Court for the Southern District of New York, the subject matter thereof, any of the allegations made therein, or any investigations, inquiries or proceedings by any governmental entity arising out of or in connection with such allegations; or
          (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.1.
     Section 8.2 General Indemnification by Parent and the Surviving Corporation. Each of Parent and the Surviving Corporation shall indemnify, defend, protect and hold harmless each Company Securityholder and any of their respective officers, directors, employees, stockholders, representatives, assigns, successors and Affiliates (each, a “Stockholder Indemnified Party” and collectively, the “Stockholder Indemnified Parties”) from, against and in respect of:
          (a) all Damages suffered, sustained, incurred or paid by any of the Stockholder Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:
               (i) any misrepresentation, breach or inaccuracy of any representation or warranty of Parent or Newco set forth in this Agreement; or
               (ii) any nonfulfillment or breach of any covenant or agreement on the part of Parent or Newco set forth in this Agreement; or
          (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.2.
     Section 8.3 Indemnification Net of Recovery. Any and all Damages shall be computed net of any insurance proceeds and any indemnity, contribution or other similar payment actually recovered by the Indemnified Party or any Affiliate from any third party with respect thereto. If any insurance proceeds or any indemnity, contribution or other similar payment is received by the Indemnified Party after the date on which the Indemnifying Party has paid such indemnification claim, the Indemnified Party shall, no later than five (5) days after the receipt of such insurance proceeds or any indemnity, contribution or other similar payment, reimburse the Indemnifying Party in an amount equal to such insurance proceeds or any indemnity, contribution or other similar payment (but in no event in an amount greater than the Damages theretofore paid to the Indemnified Party by the Indemnifying Party). Notwithstanding any other provision of this Agreement, no Indemnified Party will have any obligation to pursue any insurance claim or claim for indemnity, contribution or other similar payment from any third party with respect to any Damages.

     Section 8.4 Limitation and Survival of Indemnification Obligations.
          (a) Notwithstanding any other provision of this Agreement, there shall be no liability for indemnification under Section 8.1(a)(i) and/or Section 8.1(a)(vii) unless the aggregate amount of Damages thereunder exceeds $100,000 (the “Stockholder Indemnification Threshold”), at which time the Company Securityholders will be obligated to indemnify the Buyer Indemnified Parties solely with respect to the aggregate amount of all such Damages in excess of $100,000; provided, however, that the Stockholder Indemnification Threshold shall not apply to any fraudulent misrepresentation or the misrepresentation, breach or inaccuracy of any representation or warranty made by the Company in any of the following Sections: Section 4.1 (due organization); 4.2 (authorization; validity); and 4.4 (capitalization).
          (b) Notwithstanding any other provision of this Agreement, there shall be no liability for indemnification under Section 8.2(a)(i) unless the aggregate amount of Damages thereunder exceeds $100,000 (the “Buyer Indemnification Threshold”), at which time Parent and the Surviving Corporation will be obligated to indemnify the Stockholder Indemnified Parties solely with respect to the aggregate amount of all such Damages in excess of $100,000; provided, however, that the Buyer Indemnification Threshold shall not apply to any fraudulent misrepresentation or the misrepresentation, breach or inaccuracy of any representation or warranty made by Parent or Newco in Section 5.1 (due organization) or Section 5.2 (authorization; validity).
          (c) Parent and the Surviving Corporation shall not be entitled to any indemnification payment (i) pursuant to Section 8.1(a)(i) (except with respect to any fraudulent misrepresentation or for claims relating to the misrepresentation, breach or inaccuracy of any representation or warranty made by the Company in any of the following sections: Section 4.1 (due organization); 4.2 (authorization; validity); 4.4 (capitalization); and 4.25 (Taxes) (collectively, the “Excluded Warranty Claims”)), or pursuant to Section 8.1(a)(vii), in excess of the Escrow Amount, and (ii) pursuant to Section 8.1(a)(ii) through Section 8.1(a)(vi), and with respect to any fraudulent misrepresentation or misrepresentations, breaches or inaccuracies of the Excluded Warranty Claims, in excess of an aggregate amount equal to the sum of (A) the Escrow Amount plus (B) the aggregate Merger Consideration received by the Principal Stockholders (excluding the Principal Stockholders’ collective share of the Escrow Amount). The rights of the Buyer Indemnified Parties to assert claims against the Escrow Amount held in escrow pursuant to the Escrow Agreement under this Article VIII shall be the sole and exclusive remedy of the Buyer Indemnified Parties for any breach of any provision of this Agreement or the transactions contemplated hereby, and no Company Securityholder shall have any liability in excess of its share (pursuant to Section 2.9) of the Escrow Amount, except with respect to claims made pursuant to Section 8.1(a)(ii) through Section 8.1(a)(vi) and except in the case of any fraudulent misrepresentation and misrepresentations, breaches or inaccuracies of the Excluded Warranty Claims. With respect to claims made pursuant to Section 8.1(a)(ii) through Section 8.1(a)(vi) and in the case of any fraudulent misrepresentation and misrepresentations, breaches or inaccuracies of the Excluded Warranty Claims, the Buyer Indemnified Parties (x) shall look first to the Escrow Amount for recourse and (y) shall have recourse solely against the Principal Stockholders, pro rata based on such Principal Stockholder’s interest in the Merger Consideration, on a several and not joint basis, for amounts in excess of the Escrow Amount. No Principal Stockholder shall be required to make any indemnification payment or have any liability arising under or with respect to this Agreement or the transactions contemplated hereby which exceeds (including such Principal Stockholder’s pro rata share of the Escrow Amount) the Merger Consideration received by such Principal Stockholder hereunder in respect to the Company Equity Securities of such Principal Stockholder.
          (d) The indemnification obligations of Parent and the Surviving Corporation under Section 8.2(a)(i) shall be limited to an amount equal to the Escrow Amount.
          (e) The indemnification obligations under Section 8.1(a)(i) and Section 8.2(a)(i) shall survive the Closing and shall terminate on the expiration date of the representation or warranty to which such obligation relates as set forth in Section 8.5. All other indemnification obligations of the Company Securityholders, on the one hand, and Parent and the Surviving Corporation, on the other hand, under Section 8.1 and Section 8.2, respectively, shall terminate on the three (3) year anniversary of the Closing Date; provided, however, that the indemnification obligations of the Company Securityholders under Section 8.1(a)(iv) shall terminate on the date that is thirty (30) days after the expiration of the applicable statute of limitations (including extensions thereof).
          (f) Notwithstanding anything to the contrary herein, the right of any party hereto to indemnification, payment of Damages or other remedies will not be affected in any way by any investigation conducted or knowledge (whether actual, constructive or imputed) acquired at any time by such party with respect to the accuracy or inaccuracy of or compliance with or performance of, any representation, warranty, covenant, agreement or obligation or by the waiver of any condition.
          (g) In no event shall the Company Securityholders be liable to pay Damages which are special, indirect, consequential or punitive damages pursuant to this Article VIII.
          (h) Notwithstanding any other provision of this Article VIII, the Company Securityholders shall not be required to indemnify the Buyer Indemnified Parties with respect to increased Taxes of the Company for any Tax period or portion thereof beginning after the Closing Date that result from (i) a reduction in the amount of, or the ability of the Company to use, any net operating loss carryforward, net capital loss carryforward or Tax credit carryforward arising in a Pre-Closing Tax Period, (ii) a change in the basis, or the depreciation or amortization period, of any asset owned by the Company as of the Closing Date, (iii) an asset that the Company treated as depreciable or amortizable on Tax returns filed on or before the Closing Date being nondepreciable or nonamortizable, or (iv) a change in method of accounting to the extent that the Company has and is able to use net operating loss carryforwards or Tax credit carryforwards from a Pre-Closing Tax Period to offset any increased Taxes resulting therefrom.
     Section 8.5 Survival and Expiration of Representations and Warranties.
          (a) The representations and warranties of Parent or Newco in this Agreement shall survive the Closing and shall expire on the later to occur of (x) the Release Date or (y) the final resolution of Claims pending with respect to such representations and warranties as of such date. The representations and warranties of the Company in this Agreement shall survive the Closing and shall expire on the later of the following:
               (i) except as to representations and warranties specified in clause (ii) or (iii) of this sentence, the Release Date; or
               (ii) with respect to representations and warranties contained in Sections 4.1 (due organization), 4.2 (authorization; validity), and 4.4 (capitalization), indefinitely; or
               (iii) with respect to representations and warranties contained in Section 4.25 (Taxes), on the date that is thirty (30) days after the expiration of the applicable statute of limitations (including extensions thereof).
          (b) All covenants of the parties in this Agreement, including the obligations set forth in Section 8.1 and Section 8.2, shall survive the Closing, continue in effect and expire in accordance with their respective terms.
          (c) Notwithstanding anything to the contrary herein, any Claim alleging any misrepresentation, breach or inaccuracy of any representation or warranty made prior to the expiration period with respect to the applicable representation or warranty shall survive the expiration of such representation or warranty until final resolution of such Claim and payment of any Damages associated therewith.
     Section 8.6 Indemnification Procedures. All claims for indemnification under this Article VIII (“Claims”) shall be asserted and resolved as follows:
          (a) Notice of Third Party Actions. A Person (which shall be the Stockholders’ Representative, in the case of the Company Securityholders) entitled to indemnification hereunder (the “Indemnified Party”) shall give written notification to the Person (which shall be the Stockholders’ Representative, in the case of the Company Securityholders) obligated to provide indemnification pursuant to Sections 8.1 or 8.2 (the “Indemnifying Party”) of the commencement of any suit or proceeding by a third Person against the Indemnified Party (a “Third Party Action”). Such notification shall be given within ten (10) days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure.
          (b) Indemnification by the Company or Company Securityholders of Third Party Actions. The obligations and liabilities of the Company or the Company Securityholders with respect to a Third Party Action for which a Buyer Indemnified Party is entitled to indemnification pursuant to this Article VIII will be subject to the following terms and conditions:

               (i) The Stockholders’ Representative (on behalf of the Company Securityholders) will have the right, but not the obligation, to defend against, direct the defense of, or settle, any such Third Party Action and any related action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority or before any arbitrator or mediator (a “Legal Proceeding”) and with counsel of its choosing (subject to the approval of the Buyer Indemnified Party, which will not be unreasonably withheld or delayed), and the Buyer Indemnified Party and the Surviving Corporation, as applicable, will reasonably cooperate in the defense thereof. The Buyer Indemnified Party may participate in such defense with counsel of its own choosing, provided that the Company Securityholders will not, following written notice of its election to defend against and direct the defense of any such Third Party Action, be liable to the Buyer Indemnified Party under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Legal Proceeding incurred by the Buyer Indemnified Party in connection with the defense of such Legal Proceeding unless the Buyer Indemnified Party has been advised by the Buyer Indemnified Party’s counsel in writing that the Buyer Indemnified Party has available to it one or more defenses or counterclaims that are inconsistent with those of the Company Securityholders. If the Stockholders’ Representative (on behalf of the Company Securityholders) assumes the defense of a Third Party Action, no compromise, discharge or settlement of, or admission of liability in connection with, such claims may be effected by the Stockholders’ Representative (on behalf of the Company Securityholders) without the written consent of the Buyer Indemnified Party (which consent will not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Buyer Indemnified Party, and (y) the sole relief provided is monetary damages that are paid in full by the Company Securityholders. The Company Securityholders will have no liability with respect to any compromise or settlement of such claims effected without its written consent (which consent will not be unreasonably withheld or delayed).
               (ii) Notwithstanding the provisions of Section 8.6(b)(i), if:
                    (A) the Stockholders’ Representative (on behalf of the Company Securityholders) fails or refuses to undertake the defense of such Third Party Action within twenty (20) days after delivery of written notification to the Stockholders’ Representative (on behalf of the Company Securityholders) of the commencement of such Third Party Action or if the Stockholders’ Representative (on behalf of the Company Securityholders) later withdraws from such defense, or
                    (B) the Third Party Action involves criminal liability of a Buyer Indemnified Party or any Third Party Action in which equitable relief is sought against the Buyer Indemnified Party, the Buyer Indemnified Party will have the right to undertake the defense of such claim with counsel of its own choosing, with the Company Securityholders bound by any determination made in such Third Party Action or any compromise or settlement effected by the Buyer Indemnified Party. In the event the Buyer Indemnified Party undertakes the defense of a claim as a result of subsection (ii)(A) above, the Company Securityholders shall be responsible for the costs and expenses of such defense. In the event the Buyer Indemnified Party undertakes the defense of a claim as a result of subsection (ii)(B) above, the Stockholders’ Representative (on behalf of the Company Securityholders) may participate in such defense with counsel of its own choosing.
          (c) Indemnification by Parent and the Surviving Corporation of Third Party Actions. The obligations and liabilities of Parent and the Surviving Corporation with respect to a Third Party Action for which a Stockholder Indemnified Party is entitled to indemnification pursuant to this Article VIII will be subject to the following terms and conditions.
               (i) Parent and the Surviving Corporation will have the right, but not the obligation, to defend against, direct the defense of, or settle, any such Third Party Action and any related Legal Proceeding at their sole cost and expense and with counsel of their choosing (subject to the approval of the Stockholders’ Representative, which will not be unreasonably withheld or delayed), and the Stockholders’ Representative will reasonably cooperate in the defense thereof. The Stockholder Indemnified Party may participate in such defense with counsel of its own choosing, provided that Parent or the Surviving Corporation will not, following written notice of its election to defend against and direct the defense of any such Third Party Action, be liable to the Stockholder Indemnified Party under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Legal Proceeding incurred by the Stockholder Indemnified Party in connection with the defense of such Legal Proceeding unless the Stockholder Indemnified Party has been advised by such counsel in writing that the Stockholder Indemnified Party has available to it one or more defenses or counterclaims that are inconsistent with those of Parent and/or the Surviving Corporation. If Parent or the Surviving Corporation assumes the defense of a Third Party Action, no compromise, discharge or settlement of, or admission of liability in connection with, such claims may be effected by Parent or the Surviving Corporation without the written consent of the Stockholders’ Representative (which consent will not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Stockholder Indemnified Party, and (y) the sole relief provided is monetary damages that are paid in full by Parent and/or the Surviving Corporation. Parent and the Surviving Corporation will have no liability with respect to any compromise or settlement of such claims effected without its written consent (which consent will not be unreasonably withheld or delayed).
               (ii) Notwithstanding the provisions of Section 8.6(c)(i), if:
                    (A) Parent or the Surviving Corporation fails or refuses to undertake the defense of such Third Party Action within twenty (20) days after delivery of written notification to Parent and the Surviving Corporation of the commencement of such Third Party Action, or
                    (B) if Parent and/or the Surviving Corporation later withdraws from such defense, or the Third Party Action involves criminal liability of a Stockholder Indemnified Party, the Stockholder Indemnified Party will have the right to undertake the defense of such claim with counsel of its own choosing, with Parent bound by any determination made in such Third

Party Action or any compromise or settlement effected by the Stockholder Indemnified Party. In the event the Stockholder Indemnified Party undertakes the defense of a claim as a result of subsection (ii)(A) above, Parent shall be responsible for the costs and expenses of such defense. In the event the Stockholder Indemnified Party undertakes the defense of a claim as a result of subsection (ii)(B) above, Parent may participate in such defense with counsel of its own choosing.
          (d) (i) Subject to the provisions of the Escrow Agreement, in order to seek indemnification under this Article VIII, an Indemnified Party shall deliver to the Indemnifying Party (which shall be the Stockholders’ Representative, in the case of the Company Securityholders) a written notification (“Claim Notice”) which contains (A) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (B) a statement that the Indemnified Party is entitled to indemnification under Article VIII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.
               (ii) Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party (which shall be the Stockholders’ Representative, in the case of the Company Securityholders) shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (x) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer (provided, that if a Buyer Indemnified Party is the Indemnified Party and is seeking to enforce such Claim pursuant to the Escrow Agreement, the Indemnified Party shall deliver to the Escrow Agent, within three days following delivery of the Response, a written notice executed by both the Buyer Indemnified Party and the Stockholders’ Representative instructing the Escrow Agent to disburse the Claimed Amount to the Buyer Indemnified Party)), (y) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer (provided, that if a Buyer Indemnified Party is the Indemnified Party and is seeking to enforce such Claim pursuant to the Escrow Agreement, the Indemnified Party shall deliver to the Escrow Agent, within three days following delivery of the Response, a written notice executed by both the Buyer Indemnified Party and the Stockholders’ Representative instructing the Escrow Agent to disburse the Agreed Amount to the Buyer Indemnified Party)), or (z) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.
               (iii) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party (in the case of the Company Securityholders, the Stockholders’ Representative) and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party (in the case of the Company Securityholders, the Stockholders’ Representative) and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 8.6(e) shall become effective with respect to such Dispute. The provisions of this Section 8.6(d)(iii) shall not obligate the Indemnifying Party (in the case of the Company Securityholders, the Stockholders’ Representative) and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in New York.
          (e) If, as set forth in Section 8.6(d)(iii), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions:
               (i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.
               (ii) The parties shall commence the arbitration by jointly filing a written submission with the New York, New York office of the AAA (or office closest thereto if such office is then no longer in existence) in accordance with Commercial Rule 5 (or any successor provision).
               (iii) No depositions or other discovery shall be conducted in connection with the arbitration.
               (iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction, provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.
               (v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 8.6(e), or (y) address or resolve any issue not submitted by the parties.
               (vi) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party (in the case of the Company Securityholders, the Stockholders’ Representative).
          (f) The parties hereto shall treat all payments under this Article VIII as an adjustment to the Purchase Price hereunder, unless a final determination (within the meaning of Section 1313 of the Code) causes any such payment not to be treated as an adjustment.
          (g) Notwithstanding the other provisions of this Section 8.6, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VIII, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VIII, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VIII, for any such Damages for which it is entitled to indemnification pursuant to this Article VIII (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VIII); provided, however, that the provisions of this Section 8.6(g) shall not apply to any claims for indemnification pursuant to Section 8.1(a)(vi).
     Section 8.7 Exclusive Remedy. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT FOLLOWING THE CLOSING, THE FOREGOING INDEMNIFICATION PROVISIONS IN THIS ARTICLE VIII SHALL BE THE EXCLUSIVE REMEDY OF THE PARTIES WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE PARTIES HEREBY WAIVE ANY CONTRACTUAL, STATUTORY, EQUITABLE OR COMMON LAW RIGHTS OR REMEDIES AGAINST THE OTHER PARTIES OF ANY NATURE. THE IMMEDIATELY PRECEDING SENTENCE SHALL NOT APPLY IN RESPECT OF CLAIMS FOR FRAUD.
     Section 8.8 No Claim Against the Company. Each Company Securityholder waives any right of contribution or other similar right against the Company arising out of the representations, warranties, covenants and agreements contained in this Agreement and agrees that any claim of any Buyer Indemnified Party, whether for indemnity or otherwise, may be asserted directly against the Company Securityholders (in accordance with the provisions of thiS Article VIII), without any need for any claim against, or joinder of, the Company.
     Section 8.9 Apportionment. In the case of any Taxes other than personal, intangible and real property Taxes that are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Taxes that is with respect to the Pre-Closing Tax Period shall equal the amount of such Taxes that would be payable for the Pre-Closing Tax Period as if the Company filed a Tax Return for the Pre-Closing Tax Period, subject to, in the case of Income Taxes, the following adjustments: (i) any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) for the entire period shall be allocated to the Pre-Closing Tax Period based on the relative number of days in the Pre-Closing Tax Period as compared to the number of days in the entire period and (ii) any item of gain, income, loss, deduction, or credit relating to a transaction occurring on the Closing Date, but after the Closing, other than in the Ordinary Course of Business shall not be included in the computation of the Income Taxes payable for the Pre-Closing Tax Period. In the case of all personal, intangible and real property Taxes that are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Taxes that relates to the Pre-Closing Tax Period shall equal the amount of Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of calendar days in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire taxable period.
ARTICLE IX
TERMINATION
     Section 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time, notwithstanding the approval thereof by the Company Stockholders, at any time prior to Closing:
          (a) by mutual consent of the Company, Parent and Newco;
          (b) by either the Company or Parent and Newco, if the Merger shall not have been consummated on or before the date 45 days after the date of this Agreement (the “Termination Date”), unless extended by written agreement of the parties hereto; provided, however, that the right to terminate this Agreement and abandon the Merger under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; or
          (c) by either the Company or Parent and Newco, if any Governmental Authority shall have issued an order, decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.
     Section 9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1 hereof, all rights and obligations of the parties hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in Sections 6.5 and 11.4, which shall survive the termination of this Agreement; provided that, termination shall not affect the liability of any party to the other parties for any willful breach of this Agreement.
ARTICLE X
REPRESENTATIVE OF THE COMPANY SECURITYHOLDERS
     Section 10.1 Authorization of Representative.
          (a) Lilian Shackelford Murray (the “Stockholders’ Representative”) is hereby appointed, authorized and empowered to act as the exclusive agent and attorney-in-fact to act on behalf of each Company Securityholder in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority:

               (i) to execute and deliver such waivers and consents in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby as the Stockholders’ Representative, in its sole discretion, may deem necessary or desirable;
               (ii) to enforce and protect the rights and interests of the Company Securityholders arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and to take any and all actions which the Stockholders’ Representative believes are necessary or appropriate under this Agreement and the Escrow Agreement for and on behalf of the Company Securityholders, including, without limitation, asserting or pursuing any Claim against Parent, Newco and/or the Surviving Corporation, defending any Third Party Actions or Claims by the Buyer Indemnified Parties, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, the Surviving Corporation and their respective representatives regarding such Claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Surviving Corporation or any other person, or by any Governmental Authority against any of the Company Securityholders, and receive process on behalf of any or all Company Securityholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Stockholders’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Stockholders’ Representative may deem advisable or necessary; and (D) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Stockholders’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;
               (iii) to refrain from enforcing any right of the Company Securityholders arising out of or under or in any manner relating to this Agreement or the Escrow Agreement; provided, however, that no such failure to act on the part of the Stockholders’ Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Company Securityholders unless such waiver is in writing signed by the waiving party; and
               (iv) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholders’ Representative, in her sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all other agreements, documents or instruments referred to herein or executed in connection herewith.
          (b) The Stockholders’ Representative shall not be entitled to any fee, commission or other compensation for the performance of its services under this Article X. In connection with this Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders’ Representative hereunder, (i) the Stockholders’ Representative shall incur no responsibility whatsoever to any Company Securityholder by reason of any error in judgment or other act or omission performed or omitted hereunder or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Stockholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholders’ Representative pursuant to such advice shall in no event subject the Stockholders’ Representative to liability to any Company Securityholders. Company Securityholders shall indemnify, pro rata based upon such holder’s share (excluding all Dissenting Shares) of the number of shares of Common Stock outstanding as of immediately prior to the Closing (assuming the conversion of all shares of Preferred Stock and the exercise of all Options, but excluding all Dissenting Shares), the Stockholders’ Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Stockholders’ Representative hereunder or otherwise. The foregoing indemnification shall not apply in the event of any action or proceeding of a court of competent jurisdiction which finally adjudicates the liability of the Stockholders’ Representative hereunder for its willful misconduct. In the event of any indemnification hereunder, upon written notice from the Stockholders’ Representative to the Company Securityholders as to the existence of a deficiency toward the payment of any such indemnification amount, each Company Securityholder shall promptly deliver to the Stockholders’ Representative full payment of his or her ratable share of the amount of such deficiency based upon such holder’s share (excluding all Dissenting Shares) of the number of shares of Common Stock outstanding as of immediately prior to the Closing (assuming the conversion of all shares of Preferred Stock and the exercise of all Options, but excluding all Dissenting Shares).
          (c) All of the indemnities, immunities and powers granted to the Stockholders’ Representative under this Agreement shall survive the Effective Date and/or any termination of this Agreement.
          (d) Parent and the Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by the Stockholders’ Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Company Securityholders.
          (e) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Company Securityholder; and (ii) shall survive the consummation of the Merger.
          (f) Should the Stockholders’ Representative resign or be unable to serve, the Stockholders’ Representative shall appoint a single substitute agent to take on the responsibility of the representative hereunder, whose appointment shall be effective on the date of the Stockholders’ Representative’s resignation or incapacity.

ARTICLE XI
GENERAL
     Section 11.1 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the other parties hereto (except by operation of Law) and shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors, heirs and legal representatives; provided, however, that notwithstanding the foregoing, each of Parent and/or the Surviving Corporation may assign any or all of its rights, obligations or Liabilities hereunder to any of its Affiliates, and provided further that each such entity may assign any or all of its rights, obligations or Liabilities under this Agreement to any party that merges with or acquires all or substantially all of the stock of such entity or substantially all of the assets of such entity to which this Agreement relates. Any attempted assignment in violation of the provisions hereof shall be null and void and have no effect.
     Section 11.2 Entire Agreement. This Agreement (which includes the Exhibits hereto), the confidentiality letter agreement dated January 27, 2005 by and between the Company and WebMD, Inc., the Escrow Agreement and all other agreements contemplated hereby sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. The Disclosure Schedule is incorporated herein by this reference and expressly made a part hereof.
     Section 11.3 Counterparts. This Agreement may be executed in multiple counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.
     Section 11.4 Expenses and Fees. Each of Parent, Newco, the Company, the Stockholders’ Representative and the Company Securityholders will pay and be solely responsible for all of his, her or its own fees, expenses and disbursements (each, a “Transaction Expense”), and those of their respective agents, representatives, brokers, finders, consultants, financial advisors, accountants and legal counsel, incurred in connection with this Agreement and the transactions contemplated hereby, including negotiation, legal, travel and due diligence expenses. The Company has delivered to Parent a true and correct schedule (segregated by professional advisor/consultant and the associated amount) (the “Schedule of Company Transaction Expenses”) of all Transaction Expenses of the Company (the “Company Transaction Expenses”) as of the Closing, whether paid or unpaid, and a statement of estimated Net Working Capital of the Company as of the Closing (the “Statement of Closing NWC”), each certified by the President of the Company. The Company Transaction Expenses shall include any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary and other similar non-Income Taxes and administrative fees arising from the consummation of the Merger for which the Company is responsible. Any Company Transaction Expense set forth on the Schedule of Company Transaction Expenses shall indicate the date and amount of payment, if any, of the applicable Company Transaction Expense, and the amount remaining to be paid.

Parent shall pay, or cause the Surviving Corporation to pay, all unpaid Company Transaction Expenses on or promptly following the Effective Time, including payment by Parent on the Closing Date of the Broker Fee by wire transfer to an account specified in writing by Shattuck Hammond Partners LLC.
     Section 11.5 Specific Performance; Remedies. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties’ covenants and agreements contained in this Agreement.
     Section 11.6 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by facsimile (with confirmation of receipt), by registered or certified mail, postage prepaid, or by nationally recognized courier service, as follows:
If to Parent or Newco to:
WebMD Health Corp.
111 Eighth Ave.
New York, NY 10011
Facsimile: (212) 624-3773
Attention: General Counsel
with a copy to (which shall not constitute notice):
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Facsimile: (617) 526-5000
Attention: Jeffrey A. Stein, Esq.
If to the Company to:
eMedicine.com, Inc.
8420 W. Dodge Road, Suite 402
Omaha, NE 68114
Facsimile: (402) 341-3336
Attention: Dr. Jon Adler, President

with a copy to (which shall not constitute notice):
Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601
Facsimile: (312) 558-5700
Attention: Charles B. Boehrer, Esq.
If to the Stockholders’ Representative to:
Lilian Shackelford Murray
Saints Ventures
475 Sansome Street, Suite 1850
San Francisco, CA 94111
Facsimile: (415) 835-5970
with a copy to (which shall not constitute notice):
Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601
Facsimile: (312) 558-5700
Attention: Charles B. Boehrer, Esq.
or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.
     Section 11.7 Governing Law and Forum. This Agreement shall be governed by, and all disputes, claims or controversies (including without limitation, all disputes and claims arising under Article VIII) relating to, arising out of, or in connection with this Agreement, including any question regarding its formation, existence, validity, enforceability, performance, interpretation, breach, or termination, shall be resolved in accordance with the laws of the State of New York without regard to its conflict of laws rules (other than Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York). In the event that a dispute, claim or controversy relating to, arising out of, or in connection with this Agreement is not the subject of a claim for specific performance pursuant to Section 11.5 or subject to arbitration pursuant to Section 8.6 of this Agreement, such dispute, claim or controversy shall be subject to the exclusive jurisdiction of the state or federal courts sitting in New York and no others. The parties hereby consent to the jurisdiction of the above-designated courts and to the service of process by registered mail, return receipt requested, or by any other manner provided by the laws of the State of New York.
     Section 11.8 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.
     Section 11.9 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, officer, director, employee or partner of any party hereto or any other Person, other than the parties hereto, the Buyer Indemnified Parties and the Stockholder Indemnified Parties.
     Section 11.10 Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.
     Section 11.11 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by any other party as to such tax consequences.
     Section 11.12 Amendment; Waiver. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.
     Section 11.13 Definition of Affiliate. For purposes of this Agreement, the term “Affiliate” means, with respect to any Person, (i) any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such Person, or (ii) any director, officer, partner, member or trustee of such Person or (iii) any Person who is an officer, director, partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence. As used herein, “controls,” “control” and “controlled” means the possession, direct or indirect, of the power to direct the management and policies of a Person, whether through the ownership of 50% or more of the voting interests of such Person, through Contract or otherwise.
     Section 11.14 Usage. The defined terms herein shall apply equally to both the singular and plural forms of the terms defined. Unless otherwise indicated to the contrary herein by the context or use thereof the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to “Articles”, “Sections” and “Exhibits” shall be deemed to be references to Articles and Sections of and Exhibits to, this Agreement unless the context shall otherwise require. All Exhibits attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit shall have the meaning ascribed to such term in this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole discretion.
[SIGNATURE PAGES TO FOLLOW]

     IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the day and year first written above.

WEBMD HEALTH CORP.

By:	/s/ Douglas W. Wamsley

Name:	Douglas W. Wamsley
Title:	Executive Vice President

ME OMAHA, INC.

By:	/s/ David Schlanger

Name: Title:	David Schlanger President

EMEDICINE.COM, INC.

By:	/s/ Jonathan Adler

Name:	Jonathan Adler
Title:	President

STOCKHOLDERS’ REPRESENTATIVE

/s/ Lilian Shakelford Murray

Lilian Shackelford Murray